                                                                    EXHIBIT 10.1

================================================================================

                                  $500,000,000

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of November 4, 2005,

                                      Among

                              NEVADA POWER COMPANY,
                                   as Borrower

                                       and

                            THE LENDERS PARTY HERETO,
                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                    as Administrative Agent and Issuing Bank

                         WACHOVIA CAPITAL MARKETS, LLC,
                              as Global Coordinator

                         WACHOVIA CAPITAL MARKETS, LLC,
                         UNION BANK OF CALIFORNIA, N.A.,
                         CITIGROUP GLOBAL MARKETS INC.,
                             as Joint Book Managers

                         WACHOVIA CAPITAL MARKETS, LLC,
                         UNION BANK OF CALIFORNIA, N.A.,
                             as Joint Lead Arrangers

                         DEUTSCHE BANK SECURITIES INC.,
                         UNION BANK OF CALIFORNIA, N.A.,
                          CITIBANK NORTH AMERICA, INC.,
                           each as a Syndication Agent

                                       and

                              BANK OF AMERICA, N.A.
                             as Documentation Agent

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article I DEFINITIONS AND ACCOUNTING TERMS
   Section 1.1     Certain Defined Terms.................................     1
   Section 1.2     Computation of Time Periods; Construction.............    24
   Section 1.3     Accounting Terms......................................    25

Article II COMMITMENTS
   Section 2.1     The Commitments.......................................    25
   Section 2.2     Fees..................................................    25
   Section 2.3     Reduction of the Commitments..........................    26
   Section 2.4     Computations of Outstandings..........................    27
   Section 2.5     Optional Increase of the Commitments..................    27

Article III LOANS
   Section 3.1     Loans.................................................    29
   Section 3.2     Conversion of Loans...................................    31
   Section 3.3     Interest Periods......................................    31
   Section 3.4     Other Terms Relating to the Making and Conversion of
                      Loans..............................................    31
   Section 3.5     Repayment of Loans; Interest..........................    34
   Section 3.6     Additional Interest on LIBOR Rate Loans...............    34
   Section 3.7     Default Rate..........................................    35
   Section 3.8     New Lenders...........................................    35

Article IV LETTERS OF CREDIT
   Section 4.1     Issuing Banks.........................................    35
   Section 4.2     Letters of Credit.....................................    35
   Section 4.3     Issuing Bank Fees.....................................    37
   Section 4.4     Reimbursement to Issuing Banks........................    37
   Section 4.5     Obligations Absolute..................................    38
   Section 4.6     Liability of Issuing Banks and the Lenders............    39

Article V PAYMENTS, COMPUTATIONS AND YIELD PROTECTION
   Section 5.1     Payments and Computations.............................    39
   Section 5.2     Interest Rate Determination...........................    41
   Section 5.3     Prepayments...........................................    41
   Section 5.4     Yield Protection......................................    42
   Section 5.5     Sharing of Payments, Etc..............................    43
   Section 5.6     Taxes.................................................    44

Article VI CONDITIONS PRECEDENT
   Section 6.1     Conditions Precedent to Effectiveness of this
                      Agreement..........................................    46
   Section 6.2     Conditions Precedent to Each Extension of Credit......    48
   Section 6.3     Determinations Under Section 6.1......................    48
   Section 6.4     Reliance on Certificates..............................    48

Article VII REPRESENTATIONS AND WARRANTIES
   Section 7.1     Representations and Warranties of the Borrower........    49

Article VIII COVENANTS OF THE BORROWER
   Section 8.1     Affirmative Covenants.................................    55
   Section 8.2     Negative Covenants....................................    58
   Section 8.3     Financial Covenants...................................    71

Article IX DEFAULTS
   Section 9.1     Events of Default.....................................    71
   Section 9.2     Remedies..............................................    74
   Section 9.3     Rights and Remedies Cumulative; Non-Waiver; etc.......    75
   Section 9.4     Crediting of Payments and Proceeds....................    75
   Section 9.5     Administrative Agent May File Proofs of Claim.........    76

Article X THE ADMINISTRATIVE AGENT
   Section 10.1    Appointment and Authority.............................    76
   Section 10.2    Rights as a Lender....................................    77
   Section 10.3    Exculpatory Provisions................................    77
   Section 10.4    Reliance by the Administrative Agent..................    78
   Section 10.5    Delegation of Duties..................................    78
   Section 10.6    Resignation of Administrative Agent...................    78
   Section 10.7    Non-Reliance on Administrative Agent and Other
                      Lenders............................................    79
   Section 10.8    No Other Duties, etc..................................    80
   Section 10.9    Collateral and Guaranty Matters.......................    80

Article XI MISCELLANEOUS
   Section 11.1    Amendments, Etc.......................................    80
   Section 11.2    Notices, Etc..........................................    81
   Section 11.3    No Waiver of Remedies.................................    82
   Section 11.4    Costs, Expenses and Indemnification...................    82
   Section 11.5    Right of Set-off......................................    83
   Section 11.6    Binding Effect........................................    84
   Section 11.7    Successors and Assigns; Participations................    84
   Section 11.8    Confidentiality.......................................    87
   Section 11.9    Waiver of Jury Trial..................................    88
   Section 11.10   Governing Law; Submission to Jurisdiction.............    88
   Section 11.11   Relation of the Parties; No Beneficiary...............    88
   Section 11.12   Execution in Counterparts.............................    89
   Section 11.13   Survival of Agreement.................................    89
   Section 11.14   Survival of Indemnities...............................    89
   Section 11.15   Patriot Act Notice....................................    89
   Section 11.16   Amendment and Restatement; No Novation................    89

EXHIBITS

EXHIBIT A-1 - Form of Note
EXHIBIT A-2 - Form of Notice of Borrowing
EXHIBIT B   - Form of Notice of Conversion
EXHIBIT C   - Form of Assignment and Assumption
EXHIBIT D   - Form of Officer's Certificate
EXHIBIT E   - Form of Secretary's Certificate

SCHEDULES

SCHEDULE 1.1(A)        Applicable Lending Offices
SCHEDULE 1.1(B)        Existing Letters of Credit
SCHEDULE 7.1(b)        Disclosed Matters
SCHEDULE 7.1(d)        Consents, Authorizations, Filings and Notices
SCHEDULE 7.1(f)        Material Litigation
SCHEDULE 7.1(g)        Contractual Obligations
SCHEDULE 7.1(p)        Subsidiaries
SCHEDULE 8.2(a)(ii)    Existing Indebtedness
SCHEDULE 8.2(b)(vii)   Liens
SCHEDULE 8.2(d)        Scheduled Asset Sales
SCHEDULE 9.1(e)(ii)    Certain Hedge Agreements

     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 4, 2005 is made by and among:

          (i)  Nevada Power Company, a Nevada corporation (the "Borrower"),

          (ii) the banks and other financial institutions listed on the signature pages of this Agreement and the other Lenders (as hereinafter defined) from time to time party hereto, and

          (iii) Wachovia Bank, National Association, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent") for the Lenders hereunder, and as an Issuing Bank (as hereinafter defined).

                             PRELIMINARY STATEMENTS

     The Borrower, certain lenders and Union Bank of California, N.A. ("UBOC"), as administrative agent, previously entered into that certain Amended and Restated Credit Agreement, dated as of October 22, 2004 (as amended, supplemented or otherwise modified, the "Existing Credit Agreement"). The parties hereto desire to amend and restate the Existing Credit Agreement, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety, without novation, as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Acquired Debt" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Administrative Agent" has the meaning assigned to that term in the preamble hereto.

     "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.2.

     "Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agreement" means this Second Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

     "Applicable Lending Office" means, with respect to each Lender, (i) such Lender's Domestic Lending Office, in the case of a Base Rate Loan, and (ii) such Lender's Eurodollar Lending Office, in the case of a LIBOR Rate Loan.

     "Applicable Margin" means the corresponding percentages per annum as set forth below based on the applicable Debt Ratings:

                                                           APPLICABLE LIBOR   APPLICABLE BASE   COMMITMENT
LEVEL                      DEBT RATING                        RATE MARGIN       RATE MARGIN         FEE
-----                      -----------                     ----------------   ---------------   ----------
 I      BBB or higher from S&P/BBB or higher from               0.625%             0.000%         0.125%
        Fitch/Baa2 or higher from Moody's

 II     BBB- from S&P/ BBB- from Fitch/Baa3 from Moody's        0.750%             0.000%         0.150%

 III    BB+ from S&P/BB+ from Fitch/Ba1 from Moody's            0.875%             0.000%         0.200%

 IV     BB from S&P/ BB from Fitch/Ba2 from Moody's             1.125%             0.125%         0.250%

 V      BB- from S&P/BB- from Fitch/Ba3 from Moody's            1.500%             0.500%         0.375%

 VI     B+ or lower from S&P/ B+ or lower from Fitch/B1         2.000%             1.000%         0.500%
        or lower from Moody's

In all cases in determining the Applicable Margin, (a) if the Debt Ratings shall fall within different levels and Debt Ratings are then maintained by all three Rating Agencies, (i) if two applicable Debt Ratings are equal and higher than the third applicable Debt Rating, the higher applicable Debt Rating will apply,
(ii) if two applicable Debt Ratings are equal and lower than the third applicable Debt Rating, the lower applicable Debt Rating will apply, (iii) if no applicable Debt Ratings are equal, the intermediate applicable Debt Rating will apply; (b) if the Debt Ratings established by the Rating Agencies shall fall within different levels and Debt Ratings are then maintained by two Rating Agencies, the applicable Debt Rating shall be based on the higher of the two applicable Debt Ratings unless one of the two applicable Debt Ratings is two or more levels lower than the other, in which case the applicable Debt Rating shall be determined by reference to the level one Debt Rating lower than the higher of the two applicable Debt Ratings. The Applicable Margins shall be increased or decreased in accordance with this definition upon any change in the applicable Debt Rating, and such increased or decreased Applicable Margins shall be effective from the date of announcement of any such new Debt Rating. The Borrower agrees to notify the Administrative Agent promptly after each change in any Debt Rating. If the rating system of any Rating Agency shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of Debt Ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

     "Applicable Rate" means:

     (i) in the case of each Base Rate Loan, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time; and

     (ii) in the case of each LIBOR Rate Loan comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.

     "Approved Fund" means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     "Asset Sale" means (a) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices and (b) the issuance of Equity Interests in any of the Borrower's Subsidiaries or the sale of Equity Interests in any of its Subsidiaries. Notwithstanding the preceding sentence, the following items will not be deemed to be Asset Sales:

     (i) any single transaction or series of related transactions that involves assets having a fair market value of less than $1,000,000;

     (ii) a transfer of assets between or among the Borrower and its Subsidiaries;

     (iii) an issuance of Equity Interests by a Subsidiary to the Borrower or to another Subsidiary;

     (iv) a Restricted Payment or Permitted Investment that is permitted by
Section 8.2(e);

     (v) sales, transfers or other dispositions of assets, including Capital Stock of Subsidiaries, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Subsidiary engaged in, or property or assets (other than cash, except to extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business of the Borrower and its Subsidiaries existing on the date of such sale or other disposition; provided, however, that the fair market value of the assets sold or disposed of is determined as provided in the final paragraph of Section 8.2(e); and

     (vi) transfers of assets by the Borrower and its Subsidiaries required under statute or regulation in connection with renewable energy contracts.

     "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.7), and accepted by the Administrative Agent, in substantially the form of EXHIBIT C or any other form approved by the Administrative Agent.

     "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Available Commitment" means, for each Lender on any day, the unused portion of such Lender's Commitment, computed after giving effect to all Extensions of Credit or prepayments to be made on such day and the application of proceeds therefrom. "Available Commitments" means the aggregate of the Lenders' Available Commitments.

     "Base Rate" means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

     "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate provided in Section 3.5(b)(i).

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

     "Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Borrower" has the meaning assigned to that term in the preamble hereto.

     "Borrowing" means a borrowing consisting of Loans of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders, ratably in accordance with their respective Percentages. Any Borrowing consisting of Loans of a particular Type may be referred to as being a Borrowing of such "Type". All Loans of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

     "Business Day" means (a) for all purposes other than as covered by clause
(b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

     "Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of "B" or better, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within 270 days after the date of acquisition and
(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of Sierra Pacific Resources; (b) Sierra Pacific Resources shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens; or (c) for any period of 12 consecutive calendar months, a majority of the Board of Directors of Sierra Pacific Resources shall no longer be composed of individuals (i) who were members of said Board on the first day of such period,
(ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

     "Closing Date" means the date upon which each of the conditions precedent enumerated in Section 6.1 has been fulfilled to the satisfaction of the Administrative Agent. The Closing Date shall take place on or before November 4, 2005, at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 214 North Tryon Street, Charlotte, North Carolina 28202 at 10:00 A.M., or such other time and/or location as the parties hereto may mutually agree.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans to the Borrower and to participate in Extensions of Credit resulting from the issuance or, deemed issuance (or extension, modification or amendment) of any Letter of Credit in an aggregate amount no greater than (i) the amount set forth opposite such Lender's name on the Register or (ii) if such Lender has entered into one or more Assignments and Assumptions, the amount set forth for such Lender in the Register, in each such case as such amount may be reduced or increased from time to time pursuant to the terms hereof to give effect to such assignments. "Commitments" means the total of the Lenders' Commitments hereunder. As of the Closing Date, the Commitments shall not exceed $500,000,000.

     "Commonly Controlled Entity" means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

     "Confidential Information" has the meaning assigned to that term in Section 11.8.

     "Consolidated" means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Consolidated Capital" means, at any date of determination, the sum of (i) Consolidated Indebtedness, (ii) Consolidated equity of the common stockholders of the Borrower and its Subsidiaries, (iii) trust-originated or partnership-originated preferred securities of the Borrower and its Consolidated Subsidiaries, (iv) Consolidated equity of the preference stockholders of the Borrower and its Subsidiaries, and (v) Consolidated equity of the preferred stockholders of the Borrower and its Subsidiaries in the case of clauses (ii) through (v) above, determined at such date in accordance with GAAP.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

     (a) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (b) Consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (c) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period of such Person and its Subsidiaries) for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income; plus

     (d) all extraordinary, unusual or non-recurring items of loss or expense (including, without limitation, in connection with an Asset Sale), to the extent that any such loss or expense was deducted in computing such Consolidated Net Income; minus

     (e) all extraordinary, unusual or non-recurring items of gain or revenue (including, without limitation, in connection with an Asset Sale), to the extent that any such gain or revenue was included in computing such Consolidated Net Income; minus

     (f) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

     in each case, on a Consolidated basis and determined in accordance with GAAP; provided that non-cash expenses recorded as a result of deferred energy accounting will not be added to Consolidated Net Income.

     "Consolidated Indebtedness" means, at any date of determination, without duplication, the aggregate Indebtedness of the Borrower and its Consolidated Subsidiaries; provided, however, that Consolidated Indebtedness shall not include junior subordinated debentures issued by the Borrower in connection with the issuance of (i) preferred trust securities or trust-issued preferred securities by any Trust Preferred Vehicle and (ii) other similar trust-originated preferred securities by any Subsidiary of the Borrower, provided that (A) the issuer of such preferred securities lends substantially all of the proceeds from such issuance to the Borrower in exchange for such junior subordinated debentures and (B) substantially all of the assets of such issuer consist solely of such junior subordinated debentures and payments made from time to time in respect thereof.

     "Consolidated Interest Coverage Ratio" means, for any period, the ratio of
(i) Consolidated Cash Flow of the Borrower and its Subsidiaries for such period (provided, that, solely for purposes of calculating the Consolidated Interest Coverage Ratio, amortization of deferred energy costs for such period as set forth in the Borrower's Consolidated statement(s) of cash flows shall be added to Consolidated Net Income) to (ii) Consolidated Interest Expense for such period.

     "Consolidated Interest Expense" means, for any period, the sum, without duplication, of:

     (a) the Consolidated interest expense of the Borrower and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

     (b) the Consolidated interest of the Borrower and its Subsidiaries that was capitalized during such period; plus

     (c) any interest expense on Indebtedness of another Person that is Guaranteed by the Borrower or one of its Subsidiaries or secured by a Lien on assets of the Borrower or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to such Person or a Subsidiary of such Person, (b) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders, (c) the cumulative effect of a change in accounting principles will be excluded and (d) any equity in earnings or losses of Sierra Pacific Resources will be excluded.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     "Conversion", "Convert" or "Converted" refers to a conversion of Loans of one Type into Loans of another Type, or to the selection of a new, or the renewal of the same, Interest Period for Loans, as the case may be, pursuant to
Section 3.2.

     "Debt Rating" means, (a) at any time prior to a Debt Ratings Trigger, the Secured Debt Rating and (b) at any time on or after a Debt Ratings Trigger, the Unsecured Debt Rating.

     "Debt Ratings Trigger" shall mean the date which the Borrower shall have obtained an Unsecured Debt Rating from at least two (2) of the Rating Agencies of (i) BBB- or higher from S&P, and/or (ii) BBB- or higher from Fitch and/or
(iii) Baa3 or higher from Moody's, in each case with a stable or better outlook.

     "Default" means any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans, or participations in any LC Outstandings required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute or such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     "Disposition" means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than as a result of an optional redemption by the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Final Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.2(e).

     "Dollars" and the sign "$" each means lawful money of the United States.

     "Domestic Lending Office" means, with respect to any Lender, the office of such Lender or Affiliate of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule 1.1(A) hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

     "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and each Issuing Bank, and (ii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

     "Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

     "Environmental Liability" means, with respect to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Environmental Permits" means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

     "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender or Affiliate of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule 1.1(A) hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office or Affiliate is specified, its Domestic Lending Office), or such other office of such Lender or Affiliate of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

     "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" means any of the events specified in Section 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Evergreen Letter of Credit" means any Letter of Credit that, by its terms, provides that it shall be automatically renewed or extended for a stated period of time at the end of its then scheduled expiration date unless the applicable Issuing Bank notifies the beneficiary thereof prior to such expiration date that such Issuing Bank elects not to renew or extend such Letter of Credit.

     "Existing Credit Agreement" has the meaning assigned to that term in the Preliminary Statements hereto.

     "Existing Indebtedness" means all Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness under the Loan Documents) in existence on the Closing Date and listed on Schedule 8.2(a)(ii), until such amounts are repaid.

     "Existing Letter of Credit" means (i) each of the letters of credit set forth in Schedule 1.1(B) hereto and (ii) to the extent provided in Section 4.2(d), any other letter of credit issued by an Issuing Bank after the date hereof for the account of the Borrower pursuant to any agreement (other than this Agreement) to which the Borrower is a party.

     "Extension of Credit" means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Loans made by such Lender then outstanding, (ii) such Lender's Percentage of the LC Outstandings, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

     "Fee Letter" has the meaning assigned to that term in Section 2.2(d).

     "Final Maturity Date" means November 4, 2010.

     "First Mortgage Indenture" means the Indenture of Mortgage dated as of October 1, 1953, from the Borrower to Deutsche Bank Trust Company Americas, as trustee, as modified, amended or supplemented at any time or from time to time by supplemental indentures.

     "Fitch" means Fitch Ratings, and any successor thereto.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that such Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (a) acquisitions that have been made by such Person or any of its Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business) and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Borrower and reasonably acceptable to the Administrative Agent (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, or any other regulation or policy of the Securities and Exchange Commission, or any successor agency, related thereto);

     (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

     (c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of such Person or any of its Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (a) the Consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

     (b) the Consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus

     (c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis and in accordance with GAAP; plus

     (e) all distributions by a Trust Preferred Vehicle to Persons other than the Borrower of amounts received as interest by such trust on the Subordinated Debt of the Borrower held by such trust.

     "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, except that, for purposes of determining the Fixed Charge Coverage Ratio and for purposes of the related definitions, GAAP shall be determined on the basis of such principles in effect on the date hereof.

     "General and Refunding Mortgage Bonds" means, collectively, (a) the Borrower's General and Refunding Mortgage Bonds, Series K, due the Final Maturity Date, assigned or issued as of the Closing Date to the Administrative Agent under the General and Refunding Mortgage Indenture and any supplemental indenture or Officer's Certificate related thereto, in the aggregate principal amount of $500,000,000, and (b) any additional General and Refunding Mortgage Bonds issued by the Borrower to the Administrative Agent under the General and Refunding Mortgage Indenture and any supplemental indentures or Officer's Certificate related thereto in connection with any increase in the Commitments pursuant to Section 2.5, in each case as collateral securing the Obligations.

     "General and Refunding Mortgage Indenture" means the General and Refunding Mortgage Indenture, dated as of May 1, 2001, between the Borrower and The Bank of New York, as trustee, as the same may be amended, modified or supplemented from time to time.

     "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, bureau, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hazardous Substance" means any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

     "Hedge Agreements" means, with respect to any Person, the collective reference to any of the following: (a) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and any other agreements designed to protect such Person against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation, (b) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions designed to protect such Person against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation, (c) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person at the time and (d) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates. The term "Hedge Agreements" shall in any event include any forward energy purchase or sale contracts or similar arrangements entered into by the Borrower or its Subsidiaries.

     "Hedging Obligations" means, with respect to any Person, all existing or future payment and other obligations owing by such Person under any Hedge Agreement (which such Hedge Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender, in each case at the time such Hedge Agreement is executed.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (c) in respect of banker's acceptances, (d) representing Capital Lease Obligations, (e) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business that is (i) less than $1,000,000 or (ii) not more than one hundred twenty (120) days past due or (f) representing any Net Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Net Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date will be (x) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and (y) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Indemnitee" has the meaning assigned to that term in Section 11.4(b).

     "Insolvency" means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term "Insolvent" shall have a correlative meaning (pertaining to a condition of Insolvency).

     "Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     "Interest Period" has the meaning assigned to that term in Section 3.3.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 8.2(e). The acquisition by the Borrower or any Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 8.2(e).

     "ISP98" means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

     "Issuing Bank" means (a) any of Wachovia, UBOC, Deutsche Bank Trust Company Americas or Citibank North America, Inc., in their respective capacities as an issuer of any Letter of Credit issued under this Agreement (other than the Existing Letters of Credit), or any successors thereto, (b) UBOC, or any successor thereto, solely with respect to each Existing Letter of Credit and (c) any other Lender approved as an Issuing Bank pursuant to Section 4.1 of this Agreement.

     "Issuing Bank Agreement" means an agreement between an Issuing Bank and the Borrower, providing for the issuance (or, pursuant to Section 4.2(d), deemed issuance) of one or more Letters of Credit, in support of (i) the Borrower's obligations owing to gas, electric power or other energy suppliers or (ii) other general corporate activities of the Borrower. In the event of any conflict between the terms of this Agreement and the terms of any Issuing Bank Agreement, the terms of this Agreement shall control and such conflicting terms under such Issuing Bank Agreement shall be of no force or effect.

     "LC Payment Notice" has the meaning assigned to that term in Section
4.4(b).

     "LC Outstandings" means, for any Letter of Credit on any date of determination, (a) the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed.

     "Lenders" means the banks and other financial institutions listed on the signature pages hereof as lenders (including, without limitation, any Issuing
Bank), each Eligible Assignee that shall become a party hereto pursuant to
Section 11.7.

     "Letter of Credit" means a standby letter of credit issued (or, pursuant to Section 4.2(d) deemed issued) by an Issuing Bank pursuant to Section 4.2 (including any Existing Letters of Credit), as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement and the related Issuing Bank Agreement.

     "Letter of Credit Expiration Date" means with respect to any Letter of Credit (other than any Existing Letter of Credit) the earlier of (a) one (1) year after the date of issuance of such Letter of Credit and (b) five (5) Business Days prior to the Final Maturity Date.

     "Letter of Credit Sublimit" means the lesser of (a) Three Hundred Seventy-Five Million Dollars ($375,000,000) or (b) the Commitments. In no event shall the aggregate LC Outstandings of all Letters of Credit outstanding on any date of determination (after giving effect to all Extensions of Credit on such date) exceed the Letter of Credit Sublimit.

     "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

     "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

          LIBOR Rate =                LIBOR
                       ----------------------------------
                       1.00-Eurodollar Reserve Percentage

     "LIBOR Rate Loan" means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.5(b)(ii).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Loan" means a loan by a Lender to the Borrower pursuant to Section 3.1 (or deemed made pursuant to Section 4.4) and refers to a Base Rate Loan or a LIBOR Rate Loan (each of which shall be a "Type" of Loan). All Loans by a Lender of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed to be a single Loan by such Lender until repaid or next Converted.

     "Loan Documents" means this Agreement, any Promissory Notes, each Subsidiary Guarantee, if any, each Issuing Bank Agreement, the Officer's Certificate and the General and Refunding Mortgage Bonds, and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement (excluding any Hedge Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

     "Material Adverse Effect" means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder or thereunder.

     "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

     "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

     "Multiemployer Plan" means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Net Hedging Obligations" means, as of any date, any net obligations associated with the Termination Value of any such Hedge Agreement on such date.

     "Net Income" means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Notice of Borrowing" has the meaning assigned to that term in Section 3.1(a).

     "OECD" means the Organization for Economic Cooperation and Development.

     "Obligations" means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, any Issuing Bank or any Lender (including any Hedging Obligations), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Promissory Note, any Letter of Credit, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Bank or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

     "OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.

     "Officer's Certificate" means an "Officer's Certificate" (as defined in the General and Refunding Mortgage Indenture) setting forth the terms of each series of the General and Refunding Mortgage Bonds, executed by a duly authorized officer of the Borrower and authenticated by the trustee under the General and Refunding Mortgage Indenture.

     "Participant" has the meaning assigned to that term in Section 11.7(d).

     "Payment Amounts" has the meaning assigned to that term in Section 9.1(e).

     "PBGC" means, the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     "Percentage" means, for any Lender on any date of determination, the percentage obtained by dividing such Lender's Commitment on such date by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%. In the event that the Commitments have been terminated, each Lender's Percentage shall be calculated on the basis of the Commitments in effect immediately prior to such termination.

     "Permitted Business" means any business that derives a majority of its revenues from the business engaged in by the Borrower and its Subsidiaries on the Closing Date and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date, as determined in good faith by the Board of Directors of the Borrower.

     "Permitted Debt" has the meaning assigned to that term in Section
8.2(a)(ii).

     "Permitted Investments" means any of the following Investments:

     (a) any Investment in the Borrower or in a Subsidiary of the Borrower;

     (b) any Investment in Cash Equivalents;

     (c) any Investment by the Borrower or any Subsidiary of the Borrower in a Person, if as a result of such Investment, (i) such Person becomes a Subsidiary of the Borrower or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary of the Borrower;

     (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with Section 8.2(d);

     (e) any acquisition of assets to the extent it is in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

     (f) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

     (g) Hedging Obligations or any Investment pursuant to a Hedge Agreement, in each case, incurred in the normal course of business and not for speculative purposes;

     (h) any Investments made in accordance with clause (v) of the definition of "Asset Sales"; and

     (i) other Investments in any Person that is not also a Subsidiary of the Borrower having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (i) since the Closing Date, not to exceed $30,000,000.

     "Permitted Liens" has the meaning assigned to that term in Section 8.2(b).

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Borrower or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

     (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

     (b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Debt, such Permitted Refinancing Indebtedness has a final maturity date later than the Final Maturity Date of, and is subordinated in right of payment to, the Loans and other Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Subordinated Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

     (d) such Indebtedness is incurred either by the Borrower or by the Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plan" means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     "Promissory Note" means any promissory note of the Borrower payable to the order of a Lender (and, if requested, its registered assigns), evidencing the Loans made by such Lender, substantially in the form of EXHIBIT A-1, and any amendments, supplements, and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof; in whole or in part and "Promissory Notes" means any or all of the foregoing.

     "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

     "PUCN" means the Public Utilities Commission of Nevada, or any successor agency.

     "Rating Agencies" means the collective reference to S&P, Fitch and Moody's.

     "Recipient" has the meaning assigned to that term in Section 11.8.

     "Register" has the meaning assigned to that term in Section 11.7(c).

     "Regulation U" means Regulation U of the Board as in effect from time to time.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees and agents of such Person and of such Person's Affiliates.

     "Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.
Section 4043.

     "Request for Issuance" has the meaning assigned to that term in Section 4.2(a).

     "Required Lenders" means, on any date of determination, Lenders that, collectively, on such date (i) hold more than 50% of the Commitments and (ii) if the Commitments have been terminated pursuant to Section 9.2, those Lenders having Percentages in the aggregate of more than 50% of the aggregate Extensions of Credit, provided that the Commitment of any Defaulting Lender or, if no Loans are then outstanding, the Percentage of Extensions of Credit of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. Any determination of those Lenders constituting the Required Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.

     "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "Responsible Officer" means the chief executive officer, president, senior vice-president, vice-president, chief financial officer, treasurer or assistant treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payments" has the meaning assigned to such term in Section 8.2(e).

     "Revolving Credit Termination Date" means the earlier to occur of (i) the Final Maturity Date and (ii) the date of termination or reduction in whole of the Commitments pursuant to Section 2.3 or 9.2.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

     "Sale and Leaseback Transaction" has the meaning assigned to such term in
Section 8.2(h).

     "Sanctioned Entity" shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

     "Sanctioned Person" shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

     "SEC" means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

     "Secured Debt Rating" means, as of any date of determination, the Borrower's senior secured long term debt rating as determined by each of the Rating Agencies to be in effect as of such date.

     "Sierra Pacific Resources" means Sierra Pacific Resources, a Nevada corporation.

     "Silverhawk Acquisition" means the acquisition by the Borrower of all or a portion of the Silverhawk Power Station from Pinnacle West Capital Corporation.

     "Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "Solvent" means, with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any
(x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Debt" means any debt that is subordinated to the prior payment of the Loans and other Obligations.

     "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Subsidiary Guarantee" means any Guarantee of the Loans and other Obligations to be executed by any Subsidiary of the Borrower pursuant to Section 8.2(o).

     "Subsidiary Guarantor" means any Subsidiary of the Borrower that executes a Subsidiary Guarantee, and its successors and assigns.

     "Termination Value" means, in respect of any one or more Hedge Agreements after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, (x) for any date on or after the date such Hedge Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (y) for any date prior to the date referenced in clause (x), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (which may include a Lender or any Affiliate of a Lender). Notwithstanding the foregoing, any calculation of the aggregate Termination Value shall exclude (a) the Termination Value of each forward energy contract entered into by the Borrower and its Subsidiaries with
(i) Enron Power Marketing, Inc., (ii) Morgan Stanley Capital Group, Inc. and
(iii) El Paso Merchant Energy, in each case to the extent the Termination Value of such Hedge Agreement is being contested by appropriate proceedings and with respect to which adequate reserves determined in accordance with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be and (b) any Termination Value of Hedge Agreements that are accounted for by the Borrower as regulatory assets or liabilities or risk management assets or liabilities pursuant to Financial Accounting Standards Board Statement No. 71.

     "Trust Preferred Vehicle" means NVP Capital I (Trust), NVP Capital III (Trust) or any future similar trust, the only assets of which are Subordinated Debt of the Borrower.

     "Type" has the meaning assigned to such term (i) in the definition of "Loan" when used in such context and (ii) in the definition of "Borrowing" when used in such context.

     "UBOC" has the meaning assigned to that term in the Preliminary Statements hereto.

     "Unsecured Debt Rating" means, as of any date of determination, the Borrower's senior unsecured long term debt rating as determined by each of the Rating Agencies to be in effect as of such date.

     "Wachovia" means Wachovia Bank, National Association, a national banking association, and its successors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

     Section 1.2 Computation of Time Periods; Construction.

          (a) Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to Eastern time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. Unless the context requires otherwise, in the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          (b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes", and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

     Section 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, applied in a manner consistent with those applied in the preparation of the financial statements referred to in Section 8.1(a).

                                   ARTICLE II
                                   COMMITMENTS

     Section 2.1 The Commitments.

          (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower and to participate in the issuance (or, pursuant to Section 4.2(d) deemed issuance) of Letters of Credit (and the LC Outstandings thereunder) during the period from the Closing Date until the Revolving Credit Termination Date, in an aggregate outstanding amount not to exceed on any day such Lender's Available Commitment (after giving effect to all Extensions of Credit to be made on such day and the application of the proceeds thereof). Within the limits hereinafter set forth, the Borrower may, from the Closing Date until the Revolving Credit Termination Date, request Extensions of Credit hereunder, prepay Loans, or reduce or cancel Letters of Credit, and use the resulting increase in the Available Commitments for further Extensions of Credit in accordance with the terms hereof.

          (b) In no event shall the Borrower be entitled to request or receive any Extensions of Credit that would cause the principal amount of Loans outstanding plus the amount of LC Outstandings hereunder to exceed the Commitments.

     Section 2.2 Fees.

          (a) Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Commitments. The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2005 and ending on the Revolving Credit Termination Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective Percentages.

          (b) The Borrower shall pay to the Administrative Agent, for the account of each Lender a letter of credit commission with respect of each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Termination Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Lenders all commissions received pursuant to this Section in accordance with their respective Percentages.

          (c) In addition to the foregoing commission provided for in subsection
(b) above, the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Bank an issuance fee with respect to each Letter of Credit issued by such Issuing Bank (other than Existing Letters of Credit) in an amount equal to the face amount of such Letter of Credit multiplied by 0.125 percent per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Termination Date and thereafter on demand of the Administrative Agent.

          (d) In addition to the fees provided for in subsections (a), (b) and
(c) above and Section 4.3, the Borrower shall pay to the Administrative Agent, for its own account, such other fees as are provided for in that certain letter agreement, dated as of October 3, 2005, among the Borrower, Sierra Pacific Power Company and the Administrative Agent and/or certain of its affiliates (the "Fee Letter"), in the amounts and at the times specified therein.

     Section 2.3 Reduction of the Commitments.

          (a) The Commitments shall be automatically and permanently terminated on the Revolving Credit Termination Date.

          (b) The Borrower may, upon at least three (3) Business Days' prior written notice to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders), terminate in whole or reduce ratably in part the unused portions of the Commitments (which termination or reduction (as the case may be), upon its effectiveness, shall be permanent and irrevocable); provided that any such partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. All commitment fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

          (c) The Commitments shall be automatically and permanently reduced by $150,000,000 on the one year anniversary of the Closing Date; provided, however, that if the Administrative Agent shall have received prior to such time, satisfactory evidence of new or supplemental regulatory authority by the PUCN or any other applicable regulatory body, authorizing the issuance by the Borrower of long-term debt securities, the Commitments shall only be reduced in the event that the amount authorized by such new or supplemental regulatory authority is less than (i) $150,000,000 if the Borrower receives incremental PUCN authority or (ii) $500,000,000 if the Borrower receives supplemental and superseding PUCN authority, and in either case, the Commitments shall be reduced by the difference between (x) $150,000,000 and the amount authorized by such new or supplemental regulatory authority if the Borrower receives incremental PUCN authority or (y) $500,000,000 and the amount authorized by such supplemental and superseding PUCN authority. Satisfactory evidence of new or supplemental regulatory authority for this provision shall consist of (i) a copy of an order duly and validly issued by the PUCN after the date hereof authorizing the Borrower to incur additional long-term indebtedness in an aggregate amount not less than the aggregate amount of the Commitments on the effective date of such order in excess of $350,000,000, certified to be true, correct and complete by a Responsible Officer, (ii) a legal opinion from counsel to the Borrower, in form and substance satisfactory to the Administrative Agent, with respect to such approval and the authority of the Borrower to perform its obligations under this Agreement, and to incur such additional indebtedness in excess of $350,000,000 provided for in this Agreement and the other Loan Documents, through the Final Maturity Date, and a certificate of a Responsible Officer certifying that (A) the representations and warranties of the Borrower set forth in each of the Loan Documents to which it is a party (other than the representations and warranties set forth in Section 7.1(b) of this Agreement) are true and correct in all material respects on and as of such date with the same effect as if made on such date (except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date) and (B) no Default or Event of Default has occurred and is continuing.

          (d) Each permanent reduction permitted or required pursuant to this Section shall be accompanied by a payment of principal of the Loans sufficient to reduce the aggregate outstanding Loans and LC Outstandings, as applicable, after such reduction to the amount of the Commitments as so reduced, and if the Commitments as so reduced is less than the aggregate amount of all LC Outstandings, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by and under the control of the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with
Section 9.2(b). Any reduction of the Commitments to zero shall be accompanied by payment of all outstanding Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all LC Outstandings) and shall result in the termination of the Commitments and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 9.2(b) If the reduction of the Commitments requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.4 hereof.

          (e) No repayment or prepayment or reduction pursuant to this Section shall affect any of the Borrower's obligations under any Hedge Agreement.

     Section 2.4 Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of (i) the aggregate principal amount of all Loans outstanding on such date plus (ii) the aggregate LC Outstandings of all Letters of Credit outstanding on such date, in each case after giving effect to all Extensions of Credit to be made on such date and the application of the proceeds thereof. At no time shall the principal amount outstanding under this Agreement exceed the aggregate amount of the Commitments. References to the unused portion of the Commitments shall refer to the excess, if any, of the Commitments over the principal amount outstanding hereunder; and references to the unused portion of any Lender's Commitment shall refer to such Lender's Percentage of the unused Commitments.

     Section 2.5 Optional Increase of the Commitments. At any time following the Closing Date, the Borrower shall have the right, in consultation with the Administrative Agent, from time to time and upon not less than thirty (30) days prior written notice to the Administrative Agent to request an increase in the Commitments; provided that:

     (a) no Default or Event of Default shall have occurred and be continuing or would result from any such requested increase or Extension of Credit made on the date of such increase;

     (b) the Borrower shall provide the Administrative Agent with a certificate of a Responsible Officer dated as of the date of such increase in form and substance substantially similar to the certificate delivered under Section 8.1(b)(i) demonstrating pro forma compliance with each of the covenants contained in Section 8.3 after giving effect to any Extensions of Credit made on the date of such increase;

     (c) each increase in Commitments shall be in an aggregate principal amount of at least $20,000,000 or a whole multiple of $20,000,000 in excess thereof, or in each case if less, the remaining principal amount of increases to Commitments that are available under this Section 2.5 (after giving effect to all prior increases pursuant to this Section 2.5);

     (d) the aggregate amount of all Commitment increases made pursuant to this
Section 2.5 shall not exceed $100,000,000;

     (e) increases in Commitments pursuant to this Section 2.5 shall not increase or otherwise affect the Letter of Credit Sublimit;

     (f) the Commitment of any Lender shall not be increased without the approval of such Lender;

     (g) in connection with each proposed increase, the Borrower may solicit commitments from (i) any Lender (provided that no Lender shall have an obligation to commit to all or a portion of the proposed increase) or (ii) any third party financial institutions that are Eligible Assignees that are reasonably acceptable to both the Administrative Agent and the Borrower;

     (h) the Loans made or Letters of Credit issued in respect of any increase in Commitments pursuant to this Section 2.5 (A) will rank pari passu in right of payment and security with the other Loans made and Letters of Credit issued hereunder and shall constitute and be part of the "Obligations" arising under this Agreement, and (B) shall have the same pricing and tenor as the other Loans and Letters of Credit hereunder;

     (i) in the event that any existing Lender or any new lender commits to such requested increase, (i) any new lender will execute an accession agreement to this Agreement, (ii) the Commitment of any existing Lender which has committed to provide any of the requested increase shall be increased, (iii) the Percentages of the Lenders shall be adjusted, and (iv) other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Lenders have agreed to increase their respective Commitments or new lenders have agreed to or make new commitments in response to the Borrower's request for an increase pursuant to this Section 2.5, and which other changes do not adversely affect the rights of those Lenders not participating in any such increase;

     (j) with respect to each increase in Commitments and until such time as a Debt Ratings Trigger shall have occurred, the Borrower will issue to the Administrative Agent General and Refunding Mortgage Bonds in an aggregate principal amount equal to the difference between the principal amount of the Commitments (after giving effect to such increase and any


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

prior increases or permanent reductions to the Commitments) and the outstanding principal amount of General and Refunding Mortgage Bonds previously issued to the Administrative Agent as collateral support for the Obligations; and

     (k) with respect to each such increase, the Borrower shall provide satisfactory evidence of new or supplemental regulatory approval by the PUCN and any other applicable regulatory body, in each case authorizing the issuance of long-term debt securities in an aggregate principal amount equal to such new issuance of General and Refunding Mortgage Bonds and/or the principal amount of such increase, as applicable .

                                   ARTICLE III
                                      LOANS

     Section 3.1 Loans.

          (a) The Borrower may request a Borrowing (other than a Conversion) by delivering a notice (a "Notice of Borrowing") to the Administrative Agent no later than 2:00 P.M. on the third Business Day prior to the date of the proposed Borrowing or, in the case of Base Rate Loans, on the same Business Day. The Administrative Agent shall give each Lender prompt notice of each Notice of Borrowing. Each Notice of Borrowing shall be in substantially the form of EXHIBIT A-2 and shall specify the requested (i) date of such Borrowing (which shall be a Business Day, but in no event later than the Business Day immediately preceding the Final Maturity Date), (ii) Type of Loans to be made in connection with such Borrowing, (iii) Interest Period, if any, for such Loans and (iv) amount of such Borrowing. Each proposed Borrowing shall conform to the requirements of Sections 3.3 and 3.4.

          (b) Each Lender shall, before 4:00 P.M. on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Office, in same day funds, such Lender's Percentage of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's Office. Notwithstanding the foregoing, unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Percentage available to the Administrative Agent on the date of such Borrowing in accordance with the first sentence of this subsection (b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.

          (c) If and to the extent that any Lender shall not have made available to the Administrative Agent, in accordance with subsection (b) above, such Defaulting Lender's Percentage of any Borrowing, the Defaulting Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand corresponding amounts (not to exceed the aggregate amount that such Defaulting Lender failed to make available to the Administrative Agent), together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the


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

case of the Borrower, the interest rate applicable at the time to Loans made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. Within the limits of each Lender's Available Commitment and subject to the other terms and conditions set forth in this Agreement for the making of Loans, the Borrower may request (and the Lenders shall honor) one or more additional Borrowings from the other Lenders to fund such repayment to the Administrative Agent. If a Defaulting Lender shall repay to the Administrative Agent such corresponding amount in full (with interest as above provided), (x) the Administrative Agent shall apply such corresponding amount and interest to the repayment to the Administrative Agent (or repayment of Loans made to fund such repayment to the Administrative Agent), and shall make any remainder available to the Borrower and (y) such amount so repaid shall be deemed to constitute such Lender's Loan, made as part of such Borrowing for purposes of this Agreement as if funded concurrently with the other Loans made as part of such Borrowing, and such Lender shall forthwith cease to be deemed a Defaulting Lender; if and so long as such Defaulting Lender shall not repay such amount, and unless and until an Eligible Assignee shall have assumed and performed the obligations of such Defaulting Lender, all computations by the Administrative Agent of Percentages, Commitments and payments hereunder shall be made without regard to the Commitments, or outstanding Loans, of such Defaulting Lender, and any amounts paid to the Administrative Agent for the account of such Defaulting Lender shall be held by the Administrative Agent in trust for such Defaulting Lender in a non-interest-bearing special purpose account. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any Defaulting Lender. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

          (d) The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

          (e) Any Lender may request that its Commitment hereunder be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 11.7) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns). Each Lender may attach schedules to its Promissory Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.


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

     Section 3.2 Conversion of Loans. The Borrower may from time to time Convert any Loan (or portion thereof) of any Type to one or more Loans of the same or any other Type by delivering a notice of such Conversion (a "Notice of Conversion") to the Administrative Agent no later than 2:00 P.M. on (x) the third Business Day prior to the date of any proposed Conversion into a LIBOR Rate Loan and (y) the same Business Day as to the date of any proposed Conversion into a Base Rate Loan. The Administrative Agent shall give each Lender prompt notice of each Notice of Conversion. Each Notice of Conversion shall be in substantially the form of EXHIBIT B and shall specify (i) the requested date of such Conversion, (ii) the Type of, and Interest Period, if any, applicable to, the Loans (or portions thereof) proposed to be Converted,
(iii) the requested Type of Loans to which such Loans (or portions thereof) are proposed to be Converted, (iv) the requested initial Interest Period, if any, to be applicable to the Loans resulting from such Conversion and (v) the aggregate amount of Loans (or portions thereof) proposed to be Converted. Each proposed Conversion shall be subject to the provisions of Sections 3.3 and 3.4.

     Section 3.3 Interest Periods. The period between the date each LIBOR Rate Loan is made and the date of payment in full of such Loan shall be divided into successive periods ("Interest Periods") for purposes of computing interest applicable thereto. The initial Interest Period for each such Loan shall begin on the day such Loan is made, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period for such Loan. The duration of each Interest Period shall be 1, 2, 3, or 6 months, as the Borrower may, in accordance with Section 3.1 or 3.2, select; provided, however, that:

               (i) the Borrower may not select any Interest Period that ends after the Final Maturity Date;

               (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

     Section 3.4 Other Terms Relating to the Making and Conversion of Loans.

          (a) Notwithstanding anything in Section 3.1 or 3.2 to the contrary:

               (i) each Borrowing (other than a Borrowing deemed made under Section 4.4) shall be in an aggregate amount not less than (A) in the case of LIBOR Rate Loans, $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or (B) in the case of Base Rate Loans, $1,000,000 or an integral multiple of $500,000 in excess thereof (or, in each case, such lesser amount as shall be equal to the total amount of the Available Commitments on such date, after giving effect to all other Extensions of Credit to be made on such date), and shall consist of Loans of the same Type, having the same Interest Period and made or Converted on the same day by the Lenders ratably according to their respective Percentages;

               (ii) the Borrower may request that more than one Borrowing be made on the same day;

               (iii) at no time shall more than ten (10) different Borrowings comprising LIBOR Rate Loans be outstanding hereunder;

               (iv) no LIBOR Rate Loan may be Converted on a date other than the last day of the Interest Period applicable to such Loan unless the corresponding amounts, if any, payable to the Lenders pursuant to
          Section 5.4(b) are paid within two Business Days after the Administrative Agent provides written notice to the Borrower as to amounts owing under Section 5.4(b) in connection with such Conversion;

               (v) if the Borrower shall either fail to give a timely Notice of Conversion pursuant to Section 3.2 in respect of any Loans or fail, in any Notice of Conversion that has been timely given, to select the duration of any Interest Period for Loans to be Converted into LIBOR Rate Loans in accordance with Section 3.3, such Loans shall, on the last day of the then existing Interest Period therefor, automatically Convert into, or remain as, as the case may be, Base Rate Loans; and

               (vi) if, on the date of any proposed Conversion, any Event of Default shall have occurred and be continuing, all Loans then outstanding shall, on such date, automatically Convert into, or remain as, as the case may be, Base Rate Loans.

          (b) If any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make, or to fund or maintain, LIBOR Rate Loans hereunder, (i) the obligation of such Lender to make, or to Convert Loans into, LIBOR Rate Loans for such Borrowing or any subsequent Borrowing from such Lender shall be forthwith suspended until the earlier to occur of the date upon which (A) such Lender shall cease to be a party hereto and (B) it is no longer unlawful for such Lender to make, fund or maintain LIBOR Rate Loans, and (ii) if the maintenance of LIBOR Rate Loans then outstanding through the last day of the Interest Period therefor would cause such Lender to be in violation of such law, regulation or assertion, such Lender may require the Borrower to either prepay or Convert all LIBOR Rate Loans from such Lender within five Business Days after the Borrower's receipt of such notice, and if the Borrower shall not have so prepaid or Converted such LIBOR Rate Loans by such fifth Business Day, then such LIBOR Rate Loans shall be deemed automatically Converted to Base Rate Loans on such fifth Business Day. Promptly upon becoming aware that the circumstances that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Administrative Agent (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such notice from such Lender (or upon such Lender's assigning all of its Commitments, Loans, participation and other rights and obligations hereunder to an Eligible Assignee), the Administrative Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate. Prior to any Lender giving notice to the Administrative Agent or the Borrower under this subsection (b), such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

          (c) If the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the LIBOR Rate for LIBOR Rate Loans to be made in connection with such Borrowing will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective LIBOR Rate Loans for such Borrowing, the right of the Borrower to select LIBOR Rate Loans for such Borrowing and any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan to be made or Converted in connection with such Borrowing shall be a Base Rate Loan.

          (d) If any Lender shall have delivered a notice to the Borrower or the Administrative Agent described in Section 3.4(b) or Section 3.6, or shall become a Defaulting Lender under Section 3.1(c) or Section 4.4, and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with said Section 3.1(c), Section 3.4(b), Section 3.6, or Section 4.4, the Borrower or the Administrative Agent may demand that such Lender assign in accordance with Section 11.7, to one or more Eligible Assignees designated by the Borrower or the Administrative Agent, all (but not less than all) of such Lender's Commitments, Loans, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of a Default or an Event of Default shall be ineffective without the consent of the Required Lenders. If, within 30 days following any such demand by the Administrative Agent or the Borrower, any such Eligible Assignee so designated shall fail to consummate such assignment on terms reasonably satisfactory to such Lender, or the Borrower and the Administrative Agent shall have failed to designate any such Eligible Assignee, then such demand by the Borrower or the Administrative Agent shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfactory to such Lender, and such Lender shall be compelled to consummate such assignment forthwith, if such Eligible Assignee (i) shall agree to such assignment in substantially the form of the Assignment and Assumption attached hereto as EXHIBIT C and (ii) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent), including, without limitation, all accrued interest and fees and, to the extent not paid by the Borrower, any payments required pursuant to Section 5.4(b).

          (e) Each Notice of Borrowing and Notice of Conversion shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of

Borrowing or Notice of Conversion specifies is to be comprised of LIBOR Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill, on or before the date specified in such Notice of Borrowing or Notice of Conversion for such Borrowing, the applicable conditions (if any) set forth in this Article III (other than failure pursuant to the provisions of Section 3.4(c) hereof) or in Article VI, including any such loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender when such Loan, as a result of such failure, is not made on such date.

     Section 3.5 Repayment of Loans; Interest.

          (a) Principal. The Borrower shall repay the outstanding principal amount of the Loans on the Revolving Credit Termination Date.

          (b) Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the Applicable Rate for such Loan, payable as follows:

               (i) Base Rate Loans. If such Loan is a Base Rate Loan, interest thereon shall be payable quarterly in arrears on the last day of each March, June, September and December, on the date of any Conversion of such Base Rate Loan and on the date such Base Rate Loan shall become due and payable or shall otherwise be paid in full.

               (ii) LIBOR Rate Loans. If such Loan is a LIBOR Rate Loan, interest thereon shall be payable on the last day of each Interest Period for such Loan and, if the Interest Period for such Loan has a duration of more than three months, on that day of each third month during such Interest Period that corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month).

     Section 3.6 Additional Interest on LIBOR Rate Loans. The Borrower shall pay to the Administrative Agent for the account of each Lender any costs actually incurred by such Lender with respect to LIBOR Rate Loans that are attributable to such Lender's compliance with regulations of the Board requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. Such costs shall be paid to the Administrative Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each LIBOR Rate Loan of such Lender, from the date of such LIBOR Rate Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Rate Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such LIBOR Rate Loan (but in no event earlier than ten Business Days after the Borrower's receipt of the certificate referred to in the last sentence of this Section 3.6). Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent. A certificate as to the amount of such additional interest and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender and shall be conclusive and binding for all purposes, absent manifest error.

     Section 3.7 Default Rate. Subject to Section 9.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.1(a) or (f), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the Applicable Rate with respect to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate per annum equal to two percent (2%) in excess of the Applicable Rate with respect to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the Applicable Rate with respect to Base Rate Loans. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     Section 3.8 New Lenders. On the Closing Date, each Lender not party to the Existing Credit Agreement on the Closing Date shall purchase by assignment from one or more lenders party to the Existing Credit Agreement which will not be Lenders hereunder such portion of the Loans (if any) owing to them as shall be designated by the Administrative Agent such that, after giving effect to all such purchases and assignments, the outstanding Loans owing to each Lender shall equal such Lender's Percentage of the aggregate amount of Loans owing to all Lenders.

                                   ARTICLE IV
                                LETTERS OF CREDIT

     Section 4.1 Issuing Banks. Subject to the terms and conditions hereof, the Borrower may from time to time identify and arrange for one or more Lenders to act as Issuing Banks hereunder. Any such designation by the Borrower shall be notified to the Administrative Agent at least four Business Days prior to the first date upon which the Borrower proposes that such Issuing Bank issue (or, pursuant to Section 4.2(d), be deemed to have issued) its first Letter of Credit, so as to provide adequate time for such proposed Issuing Bank to be approved by the Administrative Agent hereunder (such approval not to be unreasonably withheld). Within two Business Days following the receipt of any such designation of a proposed Issuing Bank, the Administrative Agent shall notify the Borrower as to whether such designee is acceptable to the Administrative Agent. Nothing contained herein shall be deemed to require any Lender to agree to act as an Issuing Bank, if it does not so desire.

     Section 4.2 Letters of Credit.

          (a) Each Letter of Credit (other than an Existing Letter of Credit) shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days' prior written notice thereof to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the relevant Issuing Bank; provided, however, that no such notice shall be required in connection with the automatic extension of an Evergreen Letter of Credit. Each such notice (a "Request for Issuance") shall specify (i) the date (which shall be a Business Day, but in no event later than the date that occurs ten (10) Business Days prior to the Final Maturity Date) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the Letter of Credit Expiration Date (subject, in the case of any Evergreen Letter of Credit, to automatic annual renewal or extension)), (ii) the proposed stated amount of such Letter of Credit (which shall be in Dollars and shall not be less than $100,000) and (iii) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement and the relevant Issuing Bank Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one Business Day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein and in the relevant Issuing Bank Agreement, such Issuing Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.

          (b) Each Lender severally agrees with such Issuing Bank to participate in the Extension of Credit resulting from the issuance or, pursuant to Section 4.2(d), deemed issuance (or extension, modification or amendment) of such Letter of Credit, in the manner and the amount provided in Section 4.4(b), and the issuance (or, pursuant to Section 4.2(d), deemed issuance) of such Letter of Credit shall be deemed to be a confirmation by such Issuing Bank and each Lender of such participation in such amount.

          (c) Notwithstanding anything herein to the contrary, the aggregate LC Outstandings of all Letters of Credit outstanding at any one time shall not exceed the Letter of Credit Sublimit.

          (d) Subject to the requirements of subsection (a) above, upon at least four Business Days prior written notice to the Administrative Agent, the Borrower may request that an Existing Letter of Credit be deemed to be a Letter of Credit issued hereunder. Such request shall be accompanied by a copy of such Existing Letter of Credit and a consent of the bank or other financial institution that issued such Existing Letter of Credit to its deemed issuance hereunder; provided that any Existing Letter of Credit on Schedule 1.1(B) shall be deemed to be a Letter of Credit issued hereunder without any further notice or other action by the Borrower. If the Administrative Agent determines that such Existing Letter of Credit meets the requirements specified therefor in this Agreement (including the requirements set forth in clauses (i) and (ii) of subsection (a) above and in subsection (c) above) and the relevant Issuing Bank Agreement, then (i) the Administrative Agent shall promptly provide a copy of such Existing Letter of Credit to the Lenders and (ii) subject to the satisfaction of the conditions precedent set forth in Section 6.2, and notwithstanding any reference in such Existing Letter of Credit to any credit facility pursuant to which such Existing Letter of Credit was issued, such Existing Letter of Credit shall be deemed to constitute a Letter of Credit and to have been issued hereunder on the date set forth in the Borrower's notice to the Administrative Agent (by the Issuing Bank that issued or was deemed to have issued such Existing Letter of Credit under such credit facility); provided, however, that nothing contained in this Section 4.2 shall extend, modify or otherwise affect the existing expiry date under any such Existing Letter of Credit.

          (e) Each Letter of Credit shall be subject to ISP98.

     Section 4.3 Issuing Bank Fees. The Borrower shall pay directly to each Issuing Bank such fees and expenses, if any, specified to be paid to such Issuing Bank pursuant to the Issuing Bank Agreement to which it is a party, at the times, and in the manner, specified in such Issuing Bank Agreement.

     Section 4.4 Reimbursement to Issuing Banks.

          (a) The Borrower hereby agrees to pay to the Administrative Agent for the account of each Issuing Bank, on demand made by such Issuing Bank to the Borrower and the Administrative Agent, on and after each date on which such Issuing Bank shall pay any amount under the Letter of Credit issued (or, pursuant to Section 4.2(d), deemed issued) by such Issuing Bank, a sum equal to the amount so paid plus interest on such amount from the date so paid by such Issuing Bank until repayment to such Issuing Bank in full at a fluctuating interest rate per annum equal at all times to the Applicable Rate for Base Rate Loans.

          (b) If any Issuing Bank shall not have been reimbursed in full for any payment made by such Issuing Bank under the Letter of Credit issued (or, pursuant to Section 4.2(d), deemed issued) by such Issuing Bank on the date of such payment, such Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an "LC Payment Notice") no later than 12:00 noon on the Business Day immediately succeeding the date of such payment by such Issuing Bank. Each Lender severally agrees to purchase a participation in the reimbursement obligation of the Borrower to such Issuing Bank under subsection
(a) above, by paying to the Administrative Agent for the account of such Issuing Bank an amount equal to such Lender's Percentage of such unreimbursed amount paid by such Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by such Issuing Bank to the date of payment to such Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. on the later to occur of (i) the Business Day immediately following the date of such payment by such Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from such Issuing Bank. Each Lender's obligation to make each such payment to the Administrative Agent for the account of such Issuing Bank shall be several and shall not be affected by (A) the occurrence or continuance of any Default or Event of Default, (B) the failure of any other Lender to make any payment under this Section 4.4, or (C) subject to subsection
(e) below, the date of the drawing under the applicable Letter of Credit issued by such Issuing Bank. Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (c) The failure of any Lender to make any payment to the Administrative Agent for the account of an Issuing Bank in accordance with subsection (b) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Defaulting Lender shall fail to make any payment to


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

the Administrative Agent for the account of an Issuing Bank in accordance with subsection (b) above within five Business Days after the LC Payment Notice relating thereto, then, for so long as such failure shall continue, such Issuing Bank shall be deemed, for purposes of Section 5.5 and Article IX hereof, to be a Lender hereunder owed a Loan in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of such Issuing Bank pursuant to subsection (b) above.

          (d) Each participation purchased by a Lender under subsection (b) above shall constitute a Base Rate Loan deemed made by such Lender to the Borrower on the date of such payment by the relevant Issuing Bank under the Letter of Credit issued (or, pursuant to Section 4.2(d), deemed issued) by such Issuing Bank (irrespective of the Borrower's noncompliance, if any, with the conditions precedent for Loans hereunder); and all such payments by the Lenders in respect of any one such payment by such Issuing Bank shall constitute a single Borrowing hereunder.

          (e) Notwithstanding subsections (b), (c) and (d) above or any other provision contained in this Agreement or any other Loan Document to the contrary, in no event shall the Lenders have any obligation to purchase a participation in the reimbursement obligation of the Borrower to any Issuing Bank, or otherwise to pay any amount to (or for the account of) such Issuing Bank or any other Person, in respect of a drawing under an Existing Letter of Credit or an Evergreen Letter of Credit that occurs after the Final Maturity Date. In furtherance of the foregoing, any Existing Letter of Credit or Evergreen Letter of Credit that remains outstanding after the Final Maturity Date shall, for purposes of this Agreement and the other Loan Documents (other than the Issuing Bank Agreement to which such Issuing Bank is a party), be deemed to have expired on the Final Maturity Date.

     Section 4.5 Obligations Absolute. Subject to Section 4.4(e), the payment obligations of each Lender under Section 4.4(b) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any Loan deemed made under Section 4.4(c) or (d) shall be unconditional and irrevocable (subject only to the Borrower's right to bring suit against an Issuing Bank pursuant to Section 4.6 following the reimbursement of such Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

               (i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto or to such Letter of Credit;

               (ii) any amendment or waiver of, or any consent to departure from, all or any of the Loan Documents;

               (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;


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

               (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (v) payment in good faith by any Issuing Bank under the Letter of Credit issued (or, pursuant to Section 4.2(d), deemed issued) by such Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

               (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

     Section 4.6 Liability of Issuing Banks and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit in connection with such Letter of Credit, and neither the Issuing Bank that has issued (or, pursuant to Section 4.2(d), deemed to have issued) such Letter of Credit, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for
(a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower shall have the right to bring suit against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such Issuing Bank's willful misconduct or gross negligence, including such Issuing Bank's willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued (or, pursuant to Section 4.2(d), deemed issued) by such Issuing Bank that appear on their face to be in order, without responsibility for further investigation. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any Issuing Bank's willful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or willful misconduct of any Issuing Bank.

                                    ARTICLE V
                           PAYMENTS, COMPUTATIONS AND
                                YIELD PROTECTION

     Section 5.1 Payments and Computations.

          (a) The Borrower shall make each payment hereunder and under the other Loan Documents not later than 3:00 P.M. on the day when due in Dollars to the Administrative Agent's Office in same day funds, except payments to be made directly to the Issuing Banks as expressly provided herein; any payment received after 3:00 P.M. shall be deemed to have been received at the start of business on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to which the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. If and to the extent that any distribution of any payment from the Borrower required to be made to any Lender pursuant to the preceding sentence shall not be made in full by the Administrative Agent on the date such payment was received by the Administrative Agent, the Administrative Agent shall pay to such Lender, upon demand, interest on the unpaid amount of such distribution, at a rate per annum equal to the Federal Funds Rate, from the date of such payment by the Borrower to the Administrative Agent to the date of payment in full by the Administrative Agent to such Lender of such unpaid amount. Upon the Administrative Agent's acceptance of a Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 11.7, from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under any Promissory Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes the Administrative Agent, each Lender and each Issuing Bank, if and to the extent payment owed by the Borrower to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, is not made when due hereunder (or, in the case of a Lender, under any Promissory Note held by such Lender), to charge from time to time against any or all of the Borrower's accounts with the Administrative Agent, such Lender or such Issuing Bank, as the case may be, any amount so due.

          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and fees hereunder shall be made by the Administrative Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each such determination by the Administrative Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under any other Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of LIBOR Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the

Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (f) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto.

     Section 5.2 Interest Rate Determination. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 3.5(b)(i) or
(ii).

     Section 5.3 Prepayments. The Borrower shall have no right to prepay any principal amount of any Loans other than as provided in subsections (a) and (b) below.

          (a) The Borrower may, upon at least three Business Days' notice, with respect to LIBOR Rate Loans, and one Business Day's notice, with respect to Base Rate Loans, to the Administrative Agent stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of Loans made as part of the same Borrowing, in whole or ratably in part, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of LIBOR Rate Loans, and subject to Section 5.4(d), any amount payable to the Lenders pursuant to Section 5.4(b); provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than
(A) in the case of LIBOR Loans, $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (B) in the case of Base Rate Loans, $1,000,000 or an integral multiple of $500,000 in excess thereof.

          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.3, the Borrower shall pay or prepay so much of the principal amount outstanding hereunder as shall be necessary in order that the aggregate principal amount outstanding of Loans hereunder and the aggregate amount of LC Outstandings hereunder (after giving effect to all Extensions of Credit to be made on such date and the application of the proceeds thereof) will not exceed the Commitments following such termination or reduction, together with (i) accrued interest to the date of such prepayment on the principal amount prepaid and (ii) in the case of prepayments of LIBOR Rate Loans, and subject to
Section 5.4(d), any amount payable to the Lenders pursuant to Section 5.4(b). Any prepayments required by this subsection (b) shall be applied to outstanding Base Rate Loans up to the full amount thereof before they are applied to outstanding LIBOR Rate Loans.

     Section 5.4 Yield Protection.

          (a) Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in (A) the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Rate Loans, or of participating in the issuance, maintenance or funding of any Letter of Credit, or (B) the cost to the Issuing Bank of issuing or maintaining any Letter of Credit, then the Borrower shall from time to time, promptly after receipt of written demand by such Lender or Issuing Bank, as the case may be (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or Issuing Bank, as the case may be, for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender or such Issuing Bank, as the case may be, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

          (b) Breakage. If, due to any prepayment pursuant to Section 2.3(d) or
Section 5.3, an acceleration of maturity of the Loans pursuant to Section 9.2, or any other reason, any Lender receives payments of principal of any LIBOR Rate Loan other than on the last day of the Interest Period relating to such Loan, or if the Borrower shall Convert any LIBOR Rate Loans on any day other than the last day of the Interest Period therefor, the Borrower shall, promptly after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for additional losses, costs, or expenses (including anticipated lost profits) that such Lender may reasonably incur as a result of such payment or Conversion, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan. For purposes of this subsection (b) and Section 3.4(e), a certificate setting forth the amount of such additional losses, costs, or expenses and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

          (c) Capital. If any Lender or Issuing Bank determines that (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued or made after the date hereof, affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Banks, whether directly, or indirectly as a result of commitments of any corporation controlling such Lender or Issuing Banks (but without duplication), and the amount of such capital is increased by or based upon (A) the existence of such Lender's or Issuing Bank's commitment to lend or issue or participate in any Letter of Credit hereunder, or (B) the participation in or issuance or maintenance of any Letter of Credit or Loan and
(C) other similar such commitments, then, promptly after demand by such Lender or Issuing Banks, the Borrower shall pay to the Administrative Agent for the account of such Lender or Issuing Banks from time to time as specified by such Lender or Issuing Banks additional amounts sufficient to compensate such Lender or Issuing Banks in the light of such circumstances, to the extent that such Lender or Issuing Banks reasonably determines such increase in capital to be allocable to the transactions contemplated hereby. A certificate as to such amounts and giving a reasonable explanation and calculation thereof (to the extent permitted by law) shall be submitted to the Borrower and the Administrative Agent by such Lender or Issuing Banks and shall be conclusive and binding for all purposes, absent manifest error.

          (d) Notices, Etc. Each Lender hereby agrees to use its best efforts to notify the Borrower of the occurrence of any event referred to in subsection
(a), (b) or (c) of this Section 5.4 promptly after becoming aware of the occurrence thereof. The Borrower shall pay the Administrative Agent, for the account of such Lender, the amount shown as due on any certificate delivered pursuant to this Section 5.4 within ten (10) Business Days after its receipt of the same. The failure of any Lender to provide such notice or to make demand for payment under said subsection shall not constitute a waiver of such Lender's rights hereunder; provided that, notwithstanding any provision to the contrary contained in this Section 5.4, the Borrower shall not be required to reimburse any Lender for any amounts or costs incurred under subsection (a), (b) or (c) above, more than 90 days prior to the date that such Lender notifies the Borrower in writing thereof, in each case unless, and to the extent that, any such amounts or costs so incurred shall relate to the retroactive application of any event notified to the Borrower which entitles such Lender to such compensation. Each Lender claiming any compensation under this Section 5.4 shall use reasonable efforts to designate a different Applicable Lending Office if such designation would not result in the incurrence by such Lender of additional costs or expenses which it deems material or, in the sole judgment of such Lender, be inadvisable for regulatory, competitive or internal management reasons. If any Lender shall subsequently determine that any amount demanded and collected under this Section 5.4 was done so in error, such Lender will promptly return such amount to the Borrower. Notwithstanding any other provision of this
Section 5.4, no Lender or Issuing Banks shall demand compensation for any increased cost or increased capital requirement referred to in subsection (a) or
(c) above if it shall not at the time be the general policy or practice of such Lender or Issuing Banks (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

          (e) Survival of Obligations. Subject to subsection (d) above, the Borrower's obligations under this Section 5.4 shall survive the repayment of all other amounts owing to the Lenders, the Administrative Agent and the Issuing Banks under the Loan Documents and the termination of the Commitments.

     Section 5.5 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans or other obligations owing to it pursuant to this Agreement (other than pursuant to Section 5.4, 5.6, 11.4 or 11.7) in excess of its ratable share of payments obtained by all the Lenders on account of the Loans of such Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 5.5 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participations from the other Lenders in accordance with this Section 5.5, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 5.1(a).

     Section 5.6 Taxes.

          (a) All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with Section 5.1, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and the Administrative Agent, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction under the laws of which such Lender, such Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net or gross income, receipts, capital, net worth, privilege of transacting business or corporate franchise taxes imposed on it by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, the Issuing Banks or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.6) such Lender, such Issuing Banks or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other similar taxes or charges that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

          (c) The Borrower will indemnify each Lender, each Issuing Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.6) paid by such Lender, such Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except to the extent that any such Taxes are attributable to such Person's failure to comply with the requirements of subsection (e) below. This indemnification shall be made within 30 days from the date such Lender, such Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor. Nothing herein shall preclude the right of the Borrower to contest any such Taxes or Other Taxes so paid, and each Lender, each Issuing Bank and the Administrative Agent (as the case may be) will, following notice from, and at the expense of, the Borrower, reasonably cooperate with the Borrower to preserve the Borrower's rights to contest such Taxes or Other Taxes.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in
Section 11.2, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Each Bank represents and warrants that either (i) it is organized under the laws of a jurisdiction within the United States or (ii) it has delivered to the Borrower or the Administrative Agent duly completed copies of such form or forms prescribed by the United States Internal Revenue Service indicating that such Bank is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Code or any tax treaty to which the United States is a party. Each other Lender agrees that, on or prior to the date upon which it shall become a party hereto, and upon the reasonable request from time to time of the Borrower or the Administrative Agent, such Lender will deliver to the Borrower and the Administrative Agent (to the extent that it is not prohibited by law from doing so) either (A) a statement that it is organized under the laws of a jurisdiction within the United States or (B) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service, indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Code. Each Bank that has delivered, and each other Lender that hereafter delivers, to the Borrower and the Administrative Agent the form or forms referred to in the two preceding sentences further undertakes to deliver to the Borrower and the Administrative Agent, to the extent that it is not prohibited by law from doing so, further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrower pursuant to this subsection (e), and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate, and such Lender acknowledges and agrees that nothing contained herein shall in any way limit, waive, or otherwise reduce any claim that the Administrative Agent or the Borrower may have against such Lender in the event that any such form shall not be complete and accurate.

          (f) Any Lender claiming any additional amounts payable pursuant to this Section 5.6 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may


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

thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 5.6 ("Additional Amounts") who receives a tax credit, rebate, allowance, remission, deduction, or similar tax benefit as a result of the Borrower's payment of such Additional Amounts shall, to the extent it can do so without prejudice to the retention of the amount of the tax benefit so realized (after taking into account any net additional taxes paid in connection with the realization thereof), notify the Borrower and pay to the Borrower (to the extent that the same shall not already have been taken into account in computing any amount previously paid by the Borrower or the amount of any reimbursement previously received by such Lender) promptly after the realization thereof an amount that is equal to the net amount thereof (or, in the event of a deduction from taxable income, the net tax benefit generated thereby, if less than such deduction) plus any additional tax savings resulting from the payment of such amount to the Borrower pursuant to this sentence, provided that the aggregate of all such payments shall not exceed the aggregate of all Additional Amounts paid by the Borrower with respect to such Lender.

          (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.6 shall survive the repayment of all other amounts owing to the Lenders, the Administrative Agent and the Issuing Banks under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 5.6 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     Section 6.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on the first date on which all of the following conditions precedent shall be satisfied or waived:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender, (ii) the General and Refunding Mortgage Bonds in a principal amount equal to the Commitments, duly issued and delivered by a duly authorized officer of the Borrower and duly authenticated by the trustee under the General and Refunding Mortgage Indenture, (iii) the Promissory Notes (if requested by any Lender pursuant to Section 3.1(e)), duly executed by the Borrower and (iv) any other applicable Loan Documents, each of which shall have been duly authorized, executed and delivered to the Administrative Agent.

          (b) Approvals. All governmental and third party approvals (including, without limitation, any required approvals of the PUCN and any relevant Federal regulatory bodies) necessary in connection with the transactions contemplated herein, the issuance and delivery to the Administrative Agent of the General and Refunding Mortgage Bonds and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect; and the Administrative Agent shall have received evidence satisfactory to it that the foregoing have been accomplished.

          (c) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent) true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party.

          (d) Fees. The Lenders and the Administrative Agent, Wachovia Capital Markets, LLC and UBOC (each in its capacity as Joint Lead Arranger) shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.

          (e) Closing Certificates. The Administrative Agent shall have received an officer's certificate of the Borrower, dated the Closing Date, substantially in the form of EXHIBIT D, and a secretary's certificate of the Borrower, dated the Closing Date, substantially in the form of EXHIBIT E, with appropriate insertions and attachments.

          (f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion of Choate, Hall & Stewart, special counsel to the Borrower, in form and substance satisfactory to the Administrative Agent (including, without limitation, matters governed by New York law); and

               (ii) the legal opinion of Woodburn and Wedge, Nevada counsel to the Borrower, in form and substance satisfactory to the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (g) General and Refunding Mortgage Bond Documents.

               (i) Assignment of General and Refunding Series K Mortgage Bond. The Administrative Agent shall have received (A) all documents necessary to transfer the General and Refunding Series K Mortgage Bond to the Administrative Agent and (B) a legal opinion with respect to such transfer; and

               (ii) New General and Refunding Mortgage Bonds. The Administrative Agent shall have received copies of the following documents (all as defined in the General and Refunding Mortgage Indenture): either a supplemental indenture or an "Officer's Certificate" setting forth the terms of the General and Refunding Mortgage Bonds; a "Company Order" requesting authentication of the General and Refunding Mortgage Bond by the trustee under the General and Refunding

          Mortgage Indenture; and all legal opinions provided in connection with the issuance of the General and Refunding Mortgage Bonds.

          (h) Financial Statements and Projections. The Lenders and the Administrative Agent shall have received and be satisfied with (i) the financial statements referred to in Section 7.1(a) and (ii) projections for the Borrower through the fiscal year ending December 31, 2010.

          (i) Fixed Charge Coverage Ratio. The Administrative Agent shall have received a certificate of a Responsible Officer certifying that attached thereto is a true and correct calculation of the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Closing Date, determined on a pro forma basis (including a pro forma application of the net proceeds from the initial Extension of Credit hereunder), as if such initial Extension of Credit had been incurred at the beginning of such four-quarter period.

          (j) Good Standing Certificate. The Administrative Agent shall have received a certificate of good standing (or equivalent certification) issued within five days prior to the Closing Date with respect to the Borrower by the Secretary of State in the Borrower's jurisdiction of incorporation.

          (k) Other Approvals, Etc. The Administrative Agent shall have received such other approvals, opinions and documents as any Lender, through the Administrative Agent, may reasonably request.

     Section 6.2 Conditions Precedent to Each Extension of Credit. The obligation of each Lender or Issuing Banks, as the case may be, to make an Extension of Credit (including the initial Extension of Credit, but excluding Conversions) shall be subject to the further conditions precedent that (a) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (other than in the case of any Extension of Credit made after the occurrence of a Debt Ratings Trigger and during the period that the Borrower's Unsecured Debt Ratings remain at the levels required to give effect to the Debt Ratings Trigger, the representations and warranties set forth in Section 7.1(b) of this Agreement) is true and correct in all material respects on and as of the date of such Extension of Credit as if made on such date and (b) no Default or Event of Default has occurred and is continuing on the date of such Extension of Credit or after giving effect to the Extensions of Credit requested to be made on such date.

     Section 6.3 Determinations Under Section 6.1. For purposes of determining compliance with the conditions specified in Section 6.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the date hereof specifying its objection thereto.

     Section 6.4 Reliance on Certificates. The Lenders, the Issuing Banks and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower as to the names, incumbency, authority and signatures of the respective individuals named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable to the Administrative Agent, from an officer of such Person identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

     Section 7.1 Representations and Warranties of the Borrower. To induce the Administrative Agent, the Issuing Banks and the Lenders to enter into this Agreement and to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent, each Issuing Bank and each Lender that:

          (a) Financial Condition. The audited consolidated balance sheets of the Borrower as at December 31, 2003 and December 31, 2004 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the Consolidated results of its operations and its Consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2004 to and including the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property.

          (b) No Change. Since December 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 7.1(b).

          (c) Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except to the extent that, in the case of clauses (ii), (iii) and (iv) above, the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents, to authorize the issuance and delivery or assignment of the General and Refunding Mortgage Bonds on the terms and conditions of this Agreement and to authorize such borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except consents, authorizations, filings and notices described in Schedule 7.1(d), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          (e) No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the Extensions of Credit hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than pursuant to the Loan Documents) on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

          (f) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 7.1(f).

          (g) No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 7.1(g). No Default or Event of Default has occurred and is continuing.

          (h) Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except for Permitted Liens.

          (i) Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

          (j) Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          (k) Federal Regulations. No part of the proceeds of any Extension of Credit will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

          (l) Government Approval and Filings. The PUCN has duly and validly issued an order authorizing the Borrower to enter into this Agreement and the other Loan Documents and to take all actions contemplated hereby or thereby or in connection herewith or therewith and to incur the maximum amount of indebtedness provided for in this Agreement and the other Loan Documents, and such authority granted to the Borrower pursuant to such order has not been rescinded, revoked or otherwise modified and remains in full force and effect. No other authorization, approval, order, decree, ruling or other action by, or notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or any of the other Loan Documents.

          (m) Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

          (n) ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

          (o) Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness (other than public utility laws and regulations of Nevada administered by the PUCN).

          (p) Subsidiaries.

               (i) The Subsidiaries listed on Schedule 7.1(p) constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 7.1(p) sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by the Borrower.

               (ii) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

          (q) Use of Proceeds. The proceeds of the Extensions of Credit shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, the refinancing of certain Indebtedness outstanding as of the Closing Date, Capital Expenditures in the ordinary course of business, acquisitions permitted hereunder, including, without limitation, to pay the consideration in respect of the Silverhawk Acquisition, commercial paper back-stop purposes and the payment of certain fees and expenses incurred in connection with the transactions contemplated by this Agreement.

          (r) Environmental Matters. Except with respect to matters existing on the Closing Date as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the fiscal quarters ended

March 31, 2005 and June 30, 2005, and other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

               (i) The Borrower and its Subsidiaries: (A) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (C) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (D) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

               (ii) Materials of Environmental Concern are present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal), which could not reasonably be expected, individually or in the aggregate, to (A) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, or (B) interfere with the Borrower's or any of its Subsidiaries' continued operations, or (C) materially adversely affect the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

               (iii) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

               (iv) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

               (v) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

               (vi) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

          (s) Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

          (t) General and Refunding Mortgage Bonds.

               (i) The General and Refunding Mortgage Bonds, when executed by the Borrower and authenticated by the trustee under the General and Refunding Mortgage Indenture in accordance with the General and Refunding Mortgage Indenture and delivered to the Administrative Agent in accordance with the terms hereof, will constitute valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally. The Borrower has all requisite corporate power and authority to issue and deliver the General and Refunding Mortgage Bonds in accordance with and upon the terms and conditions set forth herein.

               (ii) The General and Refunding Mortgage Bonds have been duly and validly issued and are entitled to the security and benefits of the General and Refunding Mortgage Indenture; are secured equally and ratably with, and only with, all other securities issued and outstanding under the General and Refunding Mortgage Indenture; and are secured by direct and valid, duly perfected Liens on and security interests in the Mortgaged Property (as defined in the General and Refunding Mortgage Indenture), subject only to the prior Lien of the First

          Mortgage Indenture and to Permitted Liens (as such term is defined in the General and Refunding Mortgage Indenture).

          (u) Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

          (v) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Extension of Credit will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity

                                  ARTICLE VIII
                            COVENANTS OF THE BORROWER

     Section 8.1 Affirmative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower shall and shall cause each of its Subsidiaries to:

          (a) Financial Statements. Furnish to the Administrative Agent and each
Lender:

               (i) as soon as available, but in any event within 90 (or, if earlier, on the date of any required public filing thereof) days after the end of each fiscal year of the Borrower, a copy of the audited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year and the related audited Consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; provided that, electronic delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower's annual report to the SEC on Form 10-K with respect to any fiscal year within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(a)(i); and

               (ii) as soon as available, but in any event not later than 45 (or, if earlier, on the date of any required public filing thereof) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that, electronic delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower's quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(a)(ii).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

          (b) Certificates; Other Information. Furnish to the Administrative Agent and each Lender, or, in the case of clause (iii) below, to the relevant
Lender:

               (i) concurrently with the delivery of any financial statements pursuant to Section 8.1(a), (A) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer's knowledge, the Borrower and each of its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end such fiscal year or quarter (as the case may be), compliance with the covenants contained in Section 8.3;

               (ii) if requested by the Administrative Agent or another Lender within five days after such request, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after such request, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

               (iii) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          (c) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

          (d) Conduct of Business and Maintenance of Existence, etc. (i) (A) Preserve, renew and keep in full force and effect its corporate existence and
(B) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.2(c) and except, in the case of clause (B) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations and Requirements of Law, except (x) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) as described on Schedule 7.1(g).

          (e) Maintenance of Property; Insurance. (i) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability, hazard and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

          (f) Inspection of Property; Books and Records; Discussions. (i) Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of any Lender (at such Lender's expense, except during the continuation of an Event of Default) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

          (g) Notices. Promptly give notice to the Administrative Agent and each Lender of:

               (i) the occurrence of any Default or Event of Default;

               (ii) any (A) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (B) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

               (iii) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

               (iv) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:
          (A) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly


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

          Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

               (v) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

               (vi) any change in the Borrower's Debt Ratings.

     Each notice pursuant to this Section (other than clause (vi)) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          (h) Environmental Laws. Except where the failure to take the following actions could not reasonably be expected to have a Material Adverse Effect,

               (i) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

               (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

     Section 8.2 Negative Covenants. So long as any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          (a) Limitation on Indebtedness and Preferred Stock.

               (i) Create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur"), with respect to any Indebtedness (including Acquired Debt), or issue any Disqualified Stock or, in the case of any Subsidiary of the Borrower, issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.


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

               (ii) Section 8.2(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                    (A) the incurrence by the Borrower of Indebtedness pursuant to any Loan Document, the aggregate principal amount of which is evidenced by the General and Refunding Mortgage Bonds, and the incurrence by any Subsidiary Guarantor of a Subsidiary Guarantee of such Indebtedness pursuant to Section 8.2(o);

                    (B) the incurrence by the Borrower and its Subsidiaries of the Existing Indebtedness;

                    (C) the incurrence by the Borrower or any of the Subsidiary
               Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (C), not to exceed $40,000,000 at any time outstanding;

                    (D) the incurrence by the Borrower or any of its
               Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under Section 8.2(a)(i) or clauses (B), (C) or
               (J) of this Section 8.2(a)(ii);

                    (E) the incurrence by the Borrower or any of its
               Subsidiaries of intercompany Indebtedness between or among the Borrower, any of its Subsidiaries, Sierra Pacific Resources or Sierra Pacific Power Company; provided, however, that:

                         (I) if the Borrower is the obligor on such
                    Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Loans and other Obligations, unless such Indebtedness constitutes ordinary course intercompany payables;

                         (II) if a Subsidiary Guarantor is the obligor on such
                    Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor's Subsidiary Guarantee;

                         (III) any subsequent issuance or transfer of Equity
                    Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Subsidiary of the Borrower


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

                    and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Subsidiary of the Borrower shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, that was not permitted by this clause (E); and

                         (IV) any Indebtedness issued by the Borrower or a
                    Subsidiary to a Trust Preferred Vehicle shall not be treated as intercompany Indebtedness for purposes of this clause (E) to the extent of the face amount of the beneficial interests of the Trust Preferred Vehicle that are not held by the Borrower or any of its Subsidiaries;

                    (F) the incurrence by the Borrower or any of its
               Subsidiaries of Hedging Obligations or any Indebtedness pursuant to a Hedge Agreement, in each case, incurred in the normal course of business and not for speculative purposes;

                    (G) the Guarantee by the Borrower or any of its Subsidiaries
               of Indebtedness of the Borrower or any Subsidiary of the Borrower that was permitted to be incurred by another provision of this
               Section 8.2(a); provided that in the event the Indebtedness that is being Guaranteed is Subordinated Debt, then the Guarantee of that Indebtedness shall be subordinated in right of payment to the Loans and other Obligations on substantially identical terms;

                    (H) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of such Disqualified Stock, each of which will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 8.2(a); provided, in each such case, that the amount thereof is included in the Fixed Charges of the Borrower as accrued;

                    (I) Indebtedness in respect of bid, performance or surety
               bonds issued for the account of the Borrower or any Subsidiary of the Borrower in the ordinary course of business, including Guarantees or obligations of the Borrower or any Subsidiary of the Borrower with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

                    (J) the incurrence by the Borrower of additional
               Indebtedness consisting of securities issued pursuant to the General and Refunding Mortgage Indenture in respect of claims relating to the Borrower's obligations pursuant to agreements with gas, electric power and other energy suppliers that have been terminated as of Closing Date;


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

                    (K) the incurrence by the Borrower or any of its
               Subsidiaries of additional Indebtedness consisting of letters of credit for purposes of supporting the Borrower's or any such Subsidiary's obligations now or hereafter owing to gas, electric power or other energy suppliers, not to exceed $40,000,000 at any time outstanding;

                    (L) the incurrence by the Borrower of additional
               Indebtedness to finance capital expenditures incurred pursuant to the Borrower's 2003 Integrated Resource Plan as approved or amended under order by the PUCN or mandated by statute or by one or more federal or state regulatory authorities, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (L); and

                    (M) the incurrence by the Borrower or any Subsidiary of
               additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (M), not to exceed $75,000,000 at any time outstanding.

               (iii) Notwithstanding anything to the contrary in this Agreement, the Borrower will not issue any additional notes or bonds under its First Mortgage Indenture.

               (iv) The Borrower will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Loans and other Obligations on substantially identical terms; provided, however, that no Indebtedness of the Borrower will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being secured on a junior basis or by virtue of being unsecured.

               (v) For purposes of determining compliance with this Section 8.2(a):

                    (A) in the event that an item of proposed Indebtedness,
               including Acquired Debt, meets the criteria of more than one of the categories of Permitted Debt described in clauses (A) through
               (M) of Section 8.2(a)(ii), or is entitled to be incurred pursuant to Section 8.2(a)(i), the Borrower will be permitted to classify (or later classify or reclassify such Indebtedness, in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 8.2(a); and

                    (B) with respect to any dollar-denominated restriction on
               the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant


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

               thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

          (b) Limitation on Liens. Create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any of its Property, whether now owned or hereafter acquired, except for the following (the "Permitted Liens"):

               (i) Liens securing the liabilities and obligations of the Borrower under the Loan Documents and Liens securing any Hedging Obligations or any other Hedge Agreement, in each case, incurred in the normal course of business and not for speculative purposes relating to such liabilities and obligations;

               (ii) Liens in favor of the Borrower or any Subsidiary Guarantors;

               (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary;

               (iv) Liens on property existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such acquisition;

               (v) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

               (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 8.2(a)(ii)(C) covering only the assets acquired with such Indebtedness;

               (vii) Liens existing on the Closing Date listed on Schedule 8.2(b)(vii) (including the Lien of the First Mortgage Indenture and the Lien of the General and Refunding Mortgage Indenture);

               (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

               (ix) Liens incurred in the ordinary course of business of the Borrower or any of its Subsidiaries with respect to obligations (including Hedging Obligations or any other Hedge Agreement, in each case, incurred in the normal


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

          course of business and not for speculative purposes) that do not exceed $35,000,000 at any one time outstanding;

               (x) Liens to secure Indebtedness permitted by clauses (F), (K),
          (L) or (M) of Section 8.2(a)(ii);

               (xi) Liens securing any other Indebtedness issued or to be issued under the General and Refunding Mortgage Indenture that was permitted to be incurred under Section 8.2(a);

               (xii) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; and

               (xiii) Liens, including pledges, rights of offset and bankers' liens, on deposit accounts, instruments, investment accounts and investment property (including cash, cash equivalents and marketable securities) from time to time maintained with or held by any financial and/or depository institutions, in each case solely to secure any and all obligations now or hereafter existing of the Borrower or any of its Subsidiaries in connection with any deposit account, investment account or cash management service (including ACH, Fedwire, CHIPS, concentration and zero balance accounts, and controlled disbursement, lockbox or restricted accounts) now or hereafter provided by any financial and/or depository institutions to or for the benefit of the Borrower or any of its Subsidiaries.

          (c) Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

               (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation); and

               (ii) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower.

          (d) Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

               (i) the Disposition of obsolete or worn out property in the ordinary course of business;


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

               (ii) the sale of inventory in the ordinary course of business;

               (iii) the sale or issuance of any Subsidiary's Capital Stock to the Borrower;

               (iv) the Disposition of other assets having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower; and

               (v) the Disposition of certain parcels of land listed on Schedule 8.2(d).

          (e) Limitation on Restricted Payments. (i) Declare or pay any dividend or make any other payment or distribution on account of the Borrower's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of the Borrower's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower) or to the Borrower or a Subsidiary of the Borrower; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof; or
(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                    (A) no Default or Event of Default has occurred and is
               continuing or would occur as a consequence of such Restricted Payment;

                    (B) the Borrower would, at the time of such Restricted
               Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 8.2(a)(i); and

                    (C) such Restricted Payment, together with the aggregate
               amount of all other Restricted Payments made by the Borrower and its Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

                         (I) 50% of the Consolidated Net Income of the Borrower
                    for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus


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

                         (II) 100% of the aggregate net cash proceeds received
                    by the Borrower (including the fair market value of any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of the Borrower) since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock and other than sales to a Subsidiary of the Borrower) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock or debt securities sold to a Subsidiary of the Borrower), plus

                         (III) to the extent that any Restricted Investment that
                    was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

The preceding provisions will not prohibit:

                              (1) the payment of any dividend within 60 days
                    after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement;

                              (2) the redemption, repurchase, retirement,
                    defeasance or other acquisition of any Subordinated Debt of the Borrower or any Subsidiary Guarantor or of any Equity Interests of the Borrower or any of its Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (C)(II) of the preceding paragraph;

                              (3) the defeasance, redemption, repurchase or
                    other acquisition of Subordinated Debt of the Borrower with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

                              (4) the payment of any dividend by a Subsidiary of
                    the Borrower to the holders of its Equity Interests on a pro rata basis;

                              (5) the repurchase, redemption or other
                    acquisition or retirement for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by any member of the Borrower's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3,000,000 in any twelve-month period;

                              (6) the payment of any distribution by a Trust
                    Preferred Vehicle to holders of such trust's preferred beneficial interests, to the extent such distribution does not exceed the amount that is contemporaneously received by such trust as a payment of interest at its Stated Maturity on the Subordinated Debt of the Borrower held by such trust;

                              (7) payments to Sierra Pacific Resources to enable
                    Sierra Pacific Resources to pay its reasonable expenses (including, but not limited to, principal, premium, if any, and interest on Sierra Pacific Resources' Indebtedness and payment obligations on account of Sierra Pacific Resource's Premium Income Equity Securities) incurred in the ordinary course of business, which expenses shall not be greater than $60,000,000 for any one calendar year; provided that (x) any such payment complies with any regulatory restrictions then applicable to the Borrower and (y) the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which any such payment is made was at least 1.75 to 1; and

                              (8) other Restricted Payments in an aggregate
                    amount since the Closing Date not to exceed $50,000,000;

     provided that, with respect to clauses (2), (3), (5), (7) and (8) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Borrower. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25,000,000. Not later than the date of making any Restricted Payment, the Borrower will deliver to the Administrative Agent an officer's certificate stating that such Restricted Payment is permitted


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

and setting forth the basis upon which the calculations required by this Section 8.2(e) were computed, together with a copy of any fairness opinion or appraisal required under this Agreement; provided further, that during any period of time that the General and Refunding Mortgage Bonds have a rating from any two of the Rating Agencies of (i) BBB- or higher from S&P and/or (ii) BBB- or higher from Fitch and/or (iii) Baa3 or higher from Moody's, in each case with a stable or better outlook, and no Default or Event of Default has occurred and is continuing hereunder or under any Loan Document, the Borrower and its Subsidiaries shall not be subject to Section 8.2(e), provided that, if the Borrower and its Subsidiaries are not subject to Section 8.2(e) for any period of time as a result of the foregoing and if, subsequently, more than one of the Rating Agencies withdraw their ratings or downgrade the General and Refunding Mortgage Bonds below such required rating or a Default or Event of Default (other than with respect to Section 8.2(e)) occurs and is continuing, the Borrower and its Subsidiaries shall thereafter again be subject to Section 8.2(e), (each such date of reinstatement being the "Reinstatement Date"). Compliance with Section 8.2(e) with respect to Restricted Payments made after the Reinstatement Date shall be calculated in accordance with the terms of
Section 8.2(e) as though such covenant had been in effect during the entire period of time from which the General and Refunding Mortgage Bonds are issued, provided, however, that no immediate Default or Event of Default shall occur as a result of such reinstatement of Section 8.2(e).

          (f) Modifications of Instruments, etc. Amend or modify (i) its certificate of incorporation, (ii) the General and Refunding Mortgage Indenture or (iii) the First Mortgage Indenture, in each case in any manner reasonably determined by the Administrative Agent to be adverse to the Lenders.

          (g) Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business or consistent with past practice of the Borrower or such Subsidiary, as the case may be, and (iii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

          (h) Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (a "Sale and Leaseback Transaction"); provided that the Borrower or any of its Subsidiaries may enter into a Sale and Leaseback Transaction if:

               (i) the Borrower or such Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under Section 8.2(a)(i);

               (ii) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the


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

          Board of Directors of the Borrower and set forth in an officer's certificate delivered to the Administrative Agent, of the property that is the subject of such Sale and Leaseback Transaction; and

               (iii) the transfer of assets in such Sale and Leaseback Transaction is permitted by Section 8.2(d).

          (i) Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

          (j) Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that (i) prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (x) this Agreement and the other Loan Documents, (y) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (z) any restriction in effect on the date hereof or (ii) contains covenants more restrictive than the covenants in this Section 8.2, unless the Borrower offers to amend this Agreement, concurrently with the effectiveness of such other agreement, to provide covenants under this Agreement equivalent to the more restrictive covenants under such other agreement for so long as such more restrictive covenants remain in effect under such other agreement.

          (k) Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions on its Capital Stock to the Borrower or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any other Subsidiary or (iii) transfer any of its properties or assets to the Borrower or any other Subsidiary, except for such dividend and other payment restrictions existing under or by reason of:

                    (A) any restrictions existing under the Loan Documents;

                    (B) any restrictions existing under the Existing
               Indebtedness as in effect on the Closing Date and other customary encumbrances and restrictions existing on or after the Closing Date that are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date; provided that the application of such restrictions or encumbrances to additional Subsidiaries not subject thereto on the Closing Date shall not be deemed to make such restrictions more restrictive;

                    (C) the General and Refunding Mortgage Indenture and other customary encumbrances and restrictions existing in indentures after the Closing Date that are not more restrictive, in any material respect, taken as


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

               a whole, with respect to such dividend and other payment restrictions than those contained in the General and Refunding Mortgage Indenture;

                    (D) applicable law (including without limitation, rules,
               regulations and agreements with regulatory authorities) or any order issued pursuant to a federal or state statute or any order by or agreement with any court or governmental agency or body having jurisdiction over the Borrower or any of its Subsidiaries or any of their respective properties;

                    (E) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of Section 8.2(a) to be incurred;

                    (F) customary non-assignment provisions in leases entered
               into in the ordinary course of business and consistent with past practices;

                    (G) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on such property of the nature described in clause (iii) above;

                    (H) any agreement for the sale or other disposition of a
               Subsidiary that restricts distributions or dispositions of assets by such Subsidiary pending its sale or other disposition;

                    (I) Permitted Refinancing Indebtedness; provided that the
               restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                    (J) Liens securing Indebtedness otherwise permitted to be
               incurred under Section 8.2(b) that limit the right of the debtor to dispose of the assets subject to such Liens; and

                    (K) provisions with respect to the disposition or
               distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

          (l) Limitation on Modifications to Subordinated Debt. Amend, supplement or otherwise modify any documentation governing any Subordinated Debt (other than (i)


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amendments to such Subordinated Debt which reduce the interest rate or extend the maturity thereof and (ii) waivers of compliance by the Borrower with any of the terms or conditions of such Subordinated Debt (except those terms or conditions which by their terms are for the benefit of the Lenders)).

          (m) Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

          (n) Limitation on Release from Liens. Cause the Liens of the General and Refunding Mortgage Indenture and related security documents, upon any assets, to be released, except in connection with the Disposition of such assets; provided that within 180 days after any such release, the Borrower will either (i) Dispose of such assets or (ii) subject such assets again to the Lien of the General and Refunding Mortgage Indenture.

          (o) Limitation on Subsidiary Guarantees. Permit any Subsidiary to Guarantee the payment of any Indebtedness of the Borrower unless:

               (i) such Subsidiary simultaneously executes and delivers to the Administrative Agent a Subsidiary Guarantee of such Subsidiary, except that, with respect to a Guarantee of Indebtedness of the Borrower if such Indebtedness is by its express terms subordinated in right of payment to the Loans and other Obligations, any such Guarantee of such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary's Subsidiary Guarantee with respect to the Loans and such other Obligations substantially to the same extent as such Indebtedness is subordinated to the Loans and such other Obligations;

               (ii) such Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Subsidiary of the Borrower as a result of any payment by such Subsidiary under its Subsidiary Guarantee of the Loans and other Obligations; and

               (iii) such Subsidiary shall deliver to the Administrative Agent an opinion of counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section shall not be applicable to any Guarantee of any Subsidiary that (A) existed at the time such Person became a Subsidiary of the Borrower and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower.

Notwithstanding the foregoing and the other provisions of this Agreement, in the event a Subsidiary Guarantor is sold or Disposed of (whether by merger, consolidation, the sale of its


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Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not the Borrower or a Subsidiary of the Borrower, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if (1) the sale or other Disposition is in compliance with Section 8.2(d) and (2) the Subsidiary Guarantor is also released or discharged from its obligations under the Guarantee which resulted in the creation of such Subsidiary Guarantee, except by or as a result of payment under such Guarantee.

     Section 8.3 Financial Covenants.

          (a) Maximum Leverage. The Borrower shall not permit the ratio of (a) Consolidated Indebtedness to (b) Consolidated Capital, determined as of the last day of each fiscal quarter, to exceed 0.68 to 1.00.

          (b) Consolidated Interest Coverage Ratio. The Borrower shall not permit the Consolidated Interest Coverage Ratio, determined as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ended as of such last day, to be less than 2.00 to 1.00.

          (c) Compliance Period. The covenants set forth in subsections (a) and
(b) above shall have no further force or effect, and the Borrower shall no longer be required to comply therewith, at any time after the Final Maturity Date, unless at any such time any Loan or any other amount payable hereunder or under any Promissory Note shall remain unpaid or any Letter of Credit shall remain outstanding.

                                   ARTICLE IX
                                    DEFAULTS

     Section 9.1 Events of Default. If any of the following events shall occur and be continuing, the Administrative Agent and the Lenders shall be entitled to exercise the remedies set forth in Section 9.2:

          (a) The Borrower shall:

               (i) fail to pay any principal of any Loan when due in accordance with the terms hereof; or

               (ii) fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

          (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or


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

          (c) The Borrower shall default in the observance or performance of any agreement contained in clause (A) or (B) of Section 8.1(d)(i), Section 8.1(g)(i), Section 8.2 or Section 8.3; or

          (d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

          (e) (i) The Borrower or any of its Subsidiaries shall (A) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantees, but excluding the Loans) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable; or (ii) the Borrower or any of its Subsidiaries shall, other than in respect of those Hedge Agreements listed on
Schedule 9.1(e)(ii), (A) default in making any payment of any amount owing to a counterparty under any Hedge Agreement beyond the period of grace, if any, provided in such Hedge Agreement; or (B) default in the observance or performance of any other agreement or condition relating to any such Hedge Agreement or contained in such Hedge Agreement or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the counterparty under such Hedge Agreement to cause, with the giving of notice if required, the Borrower or such Subsidiary to make a termination payment, payment of liquidated damages or similar payment under such Hedge Agreement (collectively, "Payment Amounts"); provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness and/or Payment Amounts the outstanding principal amount of which exceeds $15,000,000 in the aggregate ; or

          (f) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that


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

(A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,
(ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed, paid or bonded pending appeal within 60 days from the entry thereof; or

          (i) Any of the Loan Documents or the General and Refunding Mortgage Indenture (or any security documents executed in connection therewith) shall cease for any reason to be in full force and effect, or the Borrower or any Affiliate of the Borrower shall so assert; or any Lien created by any of the Loan Documents or the General and Refunding Mortgage Indenture (or any security documents executed in connection therewith) shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) Any Event of Default under (and as defined in) the General and Refunding Mortgage Indenture shall occur; or

          (k) Any Event of Default under (and as defined in) the First Mortgage Indenture shall occur, other than any such matured Event of Default that (i) is of similar kind or


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

character to the Events of Default described in paragraphs (c) and (d) of this
Section 9.1 and (ii) has not resulted in the acceleration of the securities outstanding under the First Mortgage Indenture; provided, however, that, anything in this Agreement to the contrary notwithstanding, the waiver or cure of such Event of Default under the First Mortgage Indenture and the rescission and annulment of the consequences thereof under the First Mortgage Indenture shall constitute a cure of the corresponding Event of Default under this paragraph (k) and a rescission and annulment of the consequences thereof; or

          (l) Any Change of Control shall occur; or

          (m) At any time any of the Issuing Banks shall have been served with or otherwise subjected to a court order, injunction, or other process or decree issued or granted at the instance of the Borrower restraining or seeking to restrain such Issuing Bank from paying any amount under any Letter of Credit issued by it and either (i) there has been a drawing under such Letter of Credit which such Issuing Bank would otherwise be obligated to pay or (ii) the stated expiration date or any reduction of the stated amount of such Letter of Credit has occurred but the right of the beneficiary to draw thereunder has been extended to a date after the Letter of Credit Expiration Date in connection with the pendency of the related court action or proceeding.

     Section 9.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

          (a) Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all LC Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the credit facility under this Agreement and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(f), the credit facility under this Agreement shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

          (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by and under the control of the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall


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

have expired or been fully drawn upon, the LC Outstandings shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

          (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

     Section 9.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

     Section 9.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 9.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Banks in their respective capacities as such (ratably among the Administrative Agent and the Issuing Banks in proportion to the respective amounts described in this clause First payable to them);

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Outstandings and any Hedging Obligations (including any accrued and unpaid interest thereon, but excluding any termination payments paid pursuant to Clause Fourth)
(ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);


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

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Outstandings (including any termination payments paid in connection with Hedging Obligations)(ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

     Fifth, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize any LC Outstandings; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

     Section 9.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Outstandings shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Outstandings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.2, 4.3 and 11.4) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.2, 4.3 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

                                    ARTICLE X
                            THE ADMINISTRATIVE AGENT

     Section 10.1 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder


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

and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

     Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     Section 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Requirement of Law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 11.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Banks.


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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default,
(iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     Section 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Banks, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Banks unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Banks prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Section 10.6 Resignation of Administrative Agent.

          (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, and shall not be required upon the occurrence or continuance of an Event of Default), in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by


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the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks and without the requirement of the consent of any other Person (other than the successor Administrative Agent), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

          (b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

     Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall


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from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     Section 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

     Section 10.9 Collateral and Guaranty Matters. The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion,

          (a) to release any Lien on any collateral granted to or held by the Administrative Agent (including, without limitation, the General and Refunding Mortgage Bonds), for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of all outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Lenders' Commitments and the expiration or termination of all Letters of Credit, (ii) upon the occurrence of the Debt Ratings Trigger or
(iii) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

          (b) to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such collateral that is permitted by Section 8.2(b)(vii); and

          (c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under any Subsidiary Guarantee pursuant to this Section.

                                   ARTICLE XI
                                  MISCELLANEOUS

     Section 11.1 Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive, modify or eliminate any of the conditions specified in Article VI, (ii) increase the Commitments of the Lenders or subject the


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Lenders to any additional obligations (other than as provided by this
Agreement), (iii) reduce the principal of, or interest on, any Loan, any Applicable Margin or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.2(c)), (iv) extend the Revolving Credit Termination Date or the Letter of Credit Expiration Date or postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.2(d)), (v) change the definition of "Required Lenders" contained in Section 1.1 or change any other provision that specifies the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (vi) amend any Loan Document in a manner intended to prefer one or more Lenders over any other Lenders, (vii) take any action that would result in the General and Refunding Mortgage Bonds no longer being secured equally and ratably with all other securities issued and outstanding under the General and Refunding Mortgage Indenture or no longer being secured by direct and valid, duly perfected Liens on and security interests in the Mortgaged Property (as defined in the General and Refunding Mortgage Indenture), subject only to the prior Lien of the First Mortgage Indenture and to Permitted Liens (as such term is defined in the General and Refunding Mortgage Indenture), (viii) release the General and Refunding Mortgage Bonds or Subsidiary Guarantees, if any, except pursuant to the terms thereof or pursuant to Section 10.9 hereof, or change any provision of the General and Refunding Mortgage Bonds providing for the release of the General and Refunding Mortgage Bonds, or (ix) amend, waive or modify this
Section 11.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Banks under this Agreement or any other Loan Document. Any request from the Borrower for any amendment, waiver or consent under this Section 11.1 shall be addressed to the Administrative Agent. The Administrative Agent, as holder of the General and Refunding Mortgage Bonds, will not consent to any amendment or other modification of the General and Refunding Mortgage Indenture that requires the consent of holders of all securities issued thereunder, without the consent of each Lender.

     Section 11.2 Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, sent via electronic mail, telegraphed, telecopied, telexed, cabled or delivered, (i) if to the Borrower, at its address at 6226 W. Sahara Avenue, Las Vegas, Nevada 89146, Attention: William D. Rogers (Telecopy No.: (702) 227-2250; (ii) if to any Lender, at its Domestic Lending Office specified opposite its name on
Schedule 1.1(A); (iii) if to any Issuing Bank (other than Wachovia), as Issuing Bank, at its address specified in its Issuing Bank Agreement; (iv) if to any Lender other than a Lender listed on Schedule 1.1(A), at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; and (v) if to Wachovia as Administrative Agent or Issuing Bank, at its address at Wachovia Bank, National Association, Charlotte Plaza, CP-8, 201 South College Street, Charlotte, North Carolina 28288-0680, Attention: Syndication Agency Services; Telephone No.: (704) 374-2698; Telecopy No.: (704) 383-0288; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All


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such notices and communications shall, when mailed, sent via electronic mail, telegraphed, telecopied, telexed or cabled, be effective five days after being deposited in the mails, or when delivered to the telegraph company, telecopied, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to
Article II, III, or X shall not be effective until received by the Administrative Agent.

     Section 11.3 No Waiver of Remedies. No failure on the part of the Borrower, any Lender, the Issuing Banks or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 11.4 Costs, Expenses and Indemnification.

          (a) Costs and Expenses. The Borrower hereby agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Banks (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Banks), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Banks, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any environmental claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Banks to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on


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or from any property owned or operated by the Borrower or any of its
Subsidiaries, or any environmental claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any environmental claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant's fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Banks or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Banks or such Related Party, as the case may be, such Lender's Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Banks in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Banks in connection with such capacity. The obligations of the Lenders under this clause
(c) are subject to the provisions of Section 5.5

          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by any Requirement of Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause
(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          (e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

     Section 11.5 Right of Set-off.


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          (a) If an Event of Default shall have occurred and be continuing, each
Lender, the Issuing Banks and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by any Requirement of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Banks or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower or now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Banks, irrespective of whether or not such Lender or the Issuing Banks shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Banks different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender or the Issuing Banks and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the Issuing
Banks or their respective Affiliates may have. Each Lender or the Issuing Banks agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          (b) The Borrower agrees that it shall have no right of off set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender for the Administrative Agent's or such Lender's, as the case may be, gross negligence or wilful misconduct, but no Lender shall be liable for any such conduct on the part of the Administrative Agent or any other Lender, and the Administrative Agent shall not be liable for any such conduct on the part of any Lender.

     Section 11.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     Section 11.7 Successors and Assigns; Participations.

          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph
(f) of this Section (and any other attempted assignment or transfer


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by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

                    (A) except in the case of an assignment of the entire
               remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, or
               (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned

                    (C) any assignment of a Commitment must be approved by the
               Administrative Agent and the Issuing Banks unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

                    (D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with,


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               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 5.6, and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the


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Participant, agree to any amendment, modification or waiver or modification described in Section 11.1 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.4 and 5.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph
(b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.5 as though it were a Lender, provided such Participant agrees to be subject to Section 5.5 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 5.4 and 5.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.6 as though it were a Lender.

          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     Section 11.8 Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Administrative Agent, the Issuing Banks and the Lenders (each, a "Recipient") (a) information which is identified to the Recipient when delivered as confidential and (b) projections or similar financial information or forward-looking information, whether or not identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or
(iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with its Affiliates or with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such Affiliate's or prospective participant's or assignee's (as the case may be) entering into an agreement as to confidentiality similar to this Section 11.8. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency


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or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process, (iii) otherwise as required by law, or (iv) in order to protect such Recipient's interests or its rights or remedies hereunder or under the other Loan Documents (or any Hedge Agreement with a Lender or the Administrative Agent); in the event of any required disclosure under clause (ii), (iii) or
(iv), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent not prohibited by law. The agreements in this Section 11.8 shall survive any assignments made pursuant to
Section 11.7 or otherwise; provided, however, that the obligations of a Recipient under this Section 11.8 shall terminate upon the first anniversary of the date of the repayment of the Loans and other obligations under the Loan Documents and the termination of the Commitments hereunder.

     Section 11.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 11.10 Governing Law; Submission to Jurisdiction. This Agreement and the Promissory Notes shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of laws principles thereof). The Borrower, the Lenders, the Issuing Banks and the Administrative Agent each (a) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (d) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

     Section 11.11 Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto. The Borrower hereby acknowledges that none of the Administrative Agent, the Issuing Banks nor the Lenders has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan


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Documents, and the relationship between the Administrative Agent, the Issuing
Banks and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor.

     Section 11.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

     Section 11.13 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates pursuant hereto shall be considered to have been relied upon by the Administrative Agent, the Issuing Banks and the Lenders and shall survive the making by the Lenders of the Extensions of Credit and the execution and delivery to the Lenders of any Promissory Notes evidencing the Extensions of Credit and shall continue in full force and effect so long as any Promissory Note or any amount due hereunder or under any other Loan Document is outstanding and unpaid, any Letter of Credit is outstanding, or any Commitment of any Lender has not been terminated.

     Section 11.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

     Section 11.15 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

     Section 11.16 Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on any facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, (a) the credit facilities described in the Existing Credit Agreement shall be amended and supplemented by the facilities described herein, (b) all Loans outstanding as of such date under the Existing Credit Agreement shall be deemed to be Loans outstanding hereunder and the Administrative Agent shall make such transfers of funds and adjustments to the Register as are necessary in order that the outstanding balance of such Loans, together with any Loans funded hereunder on the Closing Date, reflect the Commitments of the Lenders hereunder, and (c) all Existing Letters of Credit outstanding as of such date under the Existing Credit Agreement shall be deemed to be Letters of Credit outstanding hereunder, in each case, without further action by any Person.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        NEVADA POWER COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                           [Signature pages continue]

[Nevada Power Credit Agreement]

                                        WACHOVIA BANK, NATIONAL ASSOCIATION,
                                        as Administrative Agent and an
                                        Issuing Bank


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

[Nevada Power Credit Agreement]